Exhibit 10.16

MASTER LNG SALE AND PURCHASE AGREEMENT

between

CENTRICA LNG COMPANY LIMITED

and

NFE NORTH TRADING LIMITED

dated December 20, 2016

i

SECTION 10	LIABILITIES, DEFAULT AND REMEDIES	27
10.1	Consequential Loss or Damage; Indemnification; Remedies	27
10.2	Buyer’s Failure to Take Delivery	27
10.3	Seller’s Failure to Deliver	29
10.4	Events of Default	30
SECTION 11	FORCE MAJEURE	33
11.1	Force Majeure	33
11.2	Examples of Force Majeure	33
11.3	Notice	35
11.4	Measures	35
11.5	Settlement of Industrial Disturbances	35
11.6	Existing Force Majeure	35
11.7	Termination for prolonged Force Majeure	36
11.8	Related Parties	36
SECTION 12	NOTICES	37
SECTION 13	APPLICABLE LAW	38
SECTION 14	DISPUTE RESOLUTION	38
14.1	Dispute Resolution	38
14.2	Expert Determination	41
SECTION 15	CONFIDENTIALITY	43
15.1	Confidentiality Obligation	43
15.2	Public Announcements	44
SECTION 16	ASSIGNMENT	44
16.1	Assignment with Prior Consent	44
16.2	Assignment of Rights for Security and Payment	45
SECTION 17	REPRESENTATIONS AND WARRANTIES	46
17.1	Representations and Warranties of the Parties	46
17.2	Seller’s Warranty	46
17.3	Business Practices	47
SECTION 18	MISCELLANEOUS	47
18.1	Amendments	47
18.2	Approvals	47
18.3	Successors and Assigns	47
18.4	Waiver	47
18.5	No Third Party Beneficiaries	48
18.6	Rules of Construction	48

ii

18.7	Survival of Rights	48
18.8	Interpretation	48
18.9	Disclaimer of Agency	49
18.10	Prohibited Practices	50
18.11	Records; Audit	50
18.12	Indemnity	50
18.13	Trade Law Compliance	51
18.14	Severance of Invalid Provisions	51
18.15	No Sovereign Immunity	51
18.16	Expenses	52
18.17	Scope	52
18.18	Contract Language	52
18.19	Counterpart Execution	52
EXHIBIT A CONFIRMATION		54
EXHIBIT B SELLER’S FACILITIES, TRANSPORTATION AND LOADING – FOB DELIVERIES		59
EXHIBIT C BUYER’S FACILITIES, TRANSPORTATION AND UNLOADING DES DELIVERIES		72
EXHIBIT D MEASUREMENT, SAMPLING AND TESTING		86

iii

MASTER LNG SALE AND PURCHASE AGREEMENT

This MASTER LNG SALE AND PURCHASE AGREEMENT (“Master Agreement”), dated as of this 20th day of December, 2016 (the “Effective Date”) is made by and between Centrica LNG Company Limited, a limited liability company organised and existing under the laws of England (“Centric”); and NFE North Trading Limited, a company organised and existing under the laws of Bermuda (“NFE”). Centrica and NFE are sometimes referred to collectively as the “Parties” and individually as a “Party”. Capitalised terms used herein or in a Confirmation executed pursuant to this Master Agreement (unless expressly stated otherwise therein) shall have the meaning set forth herein or therein, as applicable.

RECITALS

A.	Centrica and NFE may, from time to time, agree to sell to and/or purchase from the other Party quantities of liquefied natural gas by executing and delivering a Confirmation.

B.	Centrica and NFE wish to agree to the general terms and conditions which shall apply to any such sale and purchase of LNG.

In consideration for the mutual promises set forth in this Master Agreement, it is agreed as follows.

SECTION 1
DEFINITIONS

In this Master Agreement, the following capitalised and upper case terms shall have the meaning ascribed to them below, except where the context requires otherwise:

1.1	“ADO” shall mean automotive diesel oil meeting applicable specifications.

1.2
“Adverse Weather Condition” means weather and/or sea conditions actually experienced that are sufficiently severe to prevent an LNG Vessel from proceeding safely to berth, loading or unloading (as the case may be) and/or departing safely from the berth in accordance with the weather standards prescribed in published regulations in effect at the Loading Location or the Unloading Location (as the case may be), or by the order of the relevant harbour master.

1.3
“Affiliate” means a Person (other than a Party) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.

1.4	“Agreement” means, the legally binding relationship established by (i) this Master Agreement, together with all Exhibits hereto; and (ii) the provisions contained in any relevant Confirmation.

1.5	“Allowed Laytime” means, in the case of an FOB delivery, laytime to be allowed at the Loading Location and, in the case of a DES delivery, laytime to be allowed at the Unloading Location.

1.6
“Alternative Loading Location” means, in respect of a Cargo to be delivered pursuant to a Confirmation, the alternative loading location where the LNG purchased and sold is to be loaded, as specified in the Confirmation (or subsequently agreed between the Parties).

1.7
“Alternative Unloading Location” means, in respect of a Cargo to be delivered pursuant to a Confirmation, the alternative unloading location where the LNG purchased and sold is to be unloaded, as specified in the Confirmation (or subsequently agreed between the Parties).

1.8
“Alternative LNG Vessel” means an ocean going vessel meeting the requirements of Section 2.6 of Exhibit B in the case of an FOB delivery and Section 2.6 of Exhibit C in the case of a DES delivery and suitable for transporting LNG, which, in respect of each delivery pursuant to a Confirmation, shall be identified in the Confirmation (or shall be subsequently agreed between the Parties).

1.9	“Approvals” means all consents, authorisations, licences, waivers, permits, approvals, registrations, certificates and other similar documents from or by a Governmental Authority.

1.10
“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at all absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch.

1.11
“Business Day” means any day in the relevant country of the Party with a payment obligation, other than a national holiday or any other day on which banks are closed for business. For purposes of this definition, a Party’s relevant country is the country in which that Party’s bank is located, as specified in the Confirmation.

1.12	“Buyer” means the Party identified as Buyer in the Confirmation and its successors and permitted assigns.

1.13	“Buyer Indemnified Parties” has the meaning, in the case of an FOB delivery, specified in Section 8.1 of Exhibit B and, in the case of a DES delivery, specified in Section 7.1 of Exhibit C.

1.14
“Buyer’s Deficiency Quantity” means the quantity of LNG, expressed in MMBTU, equal to all or part of a relevant Cargo which Buyer is unable or fails to take delivery pursuant to a relevant Confirmation.

1.15
Buyer’s Facilities” means, unless otherwise agreed in the relevant Confirmation, those facilities located at or proximate to the Unloading Location, as further specified in the relevant Confirmation, that are licensed by Buyer for the fulfillment of its obligations under an Agreement, which includes (i) the LNG vessel berthing facilities, (ii) the LNG unloading, receiving, storage, treatment (if necessary) and regasification facilities, and (iii) all ancillary equipment, whether or not owned and/or controlled by Buyer or its Affiliate and whether operated directly by Buyer or its Affiliate or by a Third Party. Such facilities shall include the pipeline that extends from the tailgate of the regasification terminal to the point of interconnection with the downstream primary gas transmission facilities where the regasified LNG is delivered to JPS.

1.16	“Buyer’s Operator” means the operator(s) of Buyer’s Facilities.

1.17	“Cargo” means a cargo of LNG to be delivered by Seller to Buyer pursuant to an Agreement.

1.18	“Claim” has the meaning, in the case of an FOB delivery, specified in Section 8.1 of Exhibit B and, in the case of a DES delivery, specified in Section 7.1 of Exhibit C.

1.19
“Completion of Loading” means, in respect of an FOB delivery, the disconnection of the flange coupling of the cargo manifold of an LNG Vessel from the flange coupling on the loading line at Seller’s Facilities following loading of the LNG Vessel and completion of final gauging.

1.20
“Completion of Unloading” means, in respect of a DES delivery, the disconnection of the flange coupling of the cargo manifold of an LNG Vessel from the flange coupling on the unloading line at Buyer’s Facilities following unloading of the LNG Vessel and completion of final gauging.

1.21	“Confirmation” has the meaning set forth in Section 2.3.

1.22	“Confirmation Date” means the date of the Confirmation.

1.23	“Contract Sales Price” has the meaning set forth in Section 6.

1.24	“Credit Support Document” has the meaning set forth in Section 10.4(a)(v).

1.25	“Cubic Foot” means a volume equal to the volume of a cube each edge of which is one (1) foot in length.

1.26	“Deemed Cargo Quantity” means the deemed quantity of LNG expressed in MMBtus contained in each Cargo to be delivered by Seller to Buyer as specified in the applicable Confirmation.

1.27	“Defaulting Party” has the meaning set forth in Section 10.4(b)(i).

1.28
“Delivery Point” means, unless otherwise agreed in a Confirmation, (i) in the case of an FOB delivery, the junction point at which the flange coupling of the loading lines at Seller’s Facilities joins the flange coupling of the LNG cargo manifold onboard the LNG Vessel or (ii) in the case of a DES delivery, the junction point at which the flange coupling of the unloading lines at Buyer’s Facilities joins the flange coupling of the LNG cargo manifold onboard the LNG Vessel.

1.29
“Delivery Window” means, in respect of each delivery pursuant to a Confirmation, the period specified in the Confirmation for such delivery (or such period as may be subsequently amended or agreed in writing by the Parties) within which the Notice of Readiness is to be tendered by the relevant LNG Vessel.

1.30	“Demurrage Rate” means the demurrage rate as specified in the applicable Confirmation.

1.31
“DES” has the meaning specified in Incoterms. Should any specific provision of an Agreement conflict with the terms contained in such definition, then the specific provisions of the Agreement shall prevail.

1.32	“Discharge Rate” has the meaning set forth in the Confirmation.

1.33
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with an Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of an Agreement, as well as any dispute over arbitrability or jurisdiction.

1.34	“ETA” has, in the case of an FOB delivery, the meaning specified in Section 4.1(a) of Exhibit B and, in the case of a DES delivery, the meaning specified in Section 4.1(a) of Exhibit C.

1.35	“Effective Date” has the meaning set forth in the preamble to this Master Agreement.

1.36	“Event of Default” has the meaning set forth in Section 10.4(a).

1.37	“Exclusive Economic Zone” has the meaning as used in the United Nations Convention on the Law of the Sea (1982).

1.38
“FOB” has the meaning specified in Incoterms. Should any specific provision of an Agreement conflict with the terms contained in such definition, then the specific provisions of the Agreement shall prevail.

1.39	“Force Majeure” has the meaning set forth in Section 11.1.

1.40	“Gas Supply Area” means an area identified as a Gas Supply Area in a Confirmation.

1.41
“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, Buyer’s Facilities, Buyer’s inventory, Seller’s Facilities, Seller’s inventory, an LNG Vessel, a Transporter, as the case may be, and acting within its legal authority.

1.42	“Gross Heating Value (Mass)” has the meaning set forth in Section 5.2(a) of Exhibit D.

1.43	“Gross Heating Value (Volumetric)” has the meaning set forth in Section 5.2(b) of Exhibit D.

1.44
“Heel” means, with respect to a given Cargo, the volume or quantity of LNG specified in the relevant Confirmation: (i) in the case of a DES delivery, to be retained by the LNG Vessel after unloading of such Cargo; or (ii) in the case of an FOB delivery, expected to be on board the LNG Vessel prior to loading such Cargo.

1.45	“IMO” means the International Maritime Organisation.

1.46	“Incoterms” means the International Rules for the Interpretation of Trade Terms, as published by the International Chamber of Commerce, edition 2000, as may be amended from time to time.

1.47
“Insolvency Event” means with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts; (ii) such Person’s making of a general assignment or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 16.2; (iii) any filing, or consent by answer by such Person to the filing against it, of a petition for relief or reorganisation or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganisation, moratorium or other similar law of any jurisdiction; or (iv) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) entered for the winding up, bankruptcy, liquidation, dissolution, custodianship or administration with respect to such Person or any substantial part of such Person’s property; (b) constituting an order for relief with respect to such Person; (c) approving a petition for relief or reorganisation or any other petition in bankruptcy or insolvency law with respect to such Person; or (d) approving any petition filed in bankruptcy or insolvency law against such Person.

1.48
“Interest Rate” means an interest rate equal to two (2) percent above LIBOR per annum. Interest in each case shall be calculated on the basis of a three hundred sixty (360) Days per year and shall be paid on the date when payment of the amount due is made.

1.49
“International Association of Classification Societies” means the non-governmental organisation composed of several classification societies established to develop and apply technical standards for the design, construction, and survey of marine-related facilities, including ships and offshore structures.

1.50
“International Standards” means, to the extent not inconsistent with the express requirements of an Agreement, the international standards and practices applicable as of the date of the relevant Confirmation to the design, construction, equipment, operation or maintenance of LNG terminals and vessels, established by the following (such standards to apply in the following order of priority): (i) IMO, (ii) OCIMF, (iii) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (or any successor body of the same) and/or any other internationally recognised agency or organisation with whose standards and practices it is customary for international operators of such ships or terminals to comply.

1.51	“ISO” means the International Organisation for Standardisation.

1.52	“JPS” means Jamaica Public Service Company Limited, operator and owner of the Power Plant (as defined in the Confirmation).

1.53
“Jurisdictional Zone” means the sea area of the country in which the applicable Buyer’s Facilities are located and immediately outside of which transfer of title under an Agreement shall occur pursuant to section 9.2.

1.54
“Liabilities” means all liabilities, costs, claims, disputes, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.55
“LIBOR” means in relation to any period in respect of which an interest rate is to be determined: (i) the 3 month London interbank offered rate for deposits in US$ which is quoted on the “LIBOR01” page on the Reuter Monitor Money Rates Service (or such other page as may replace such page on such service for the purpose of displaying 3 month London interbank offered rates for deposits in US$) at or about 11.00a.m. London time on the first day of such period; or (ii) if no such rate is quoted at the relevant time, the arithmetic mean (rounded upwards to four decimal places) of the rates quoted by the principal London offices of Lloyds TSB Bank plc, Barclays Bank plc and HSBC Bank plc to prime banks in the London interbank market at or about 11.00 a.m. London time on the first day of such period for deposits in US$, or if the rates referred to in (i) and (ii) above are not available in respect of the relevant period for any reason, such comparable rate as the Parties may agree. For the avoidance of doubt, if LIBOR is negative, it shall be deemed to be zero;

1.56	“Liquefied Natural Gas” or “LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

1.57	“LNG Custody Transfer Handbook” means the LNG Custody Transfer Handbook, published by the International Group of Liquefied Natural Gas Importers, second edition, 2001 (GIIGNL).

1.58
“LNG Vessel” means an ocean going vessel meeting the requirements of Section 2.6 of Exhibit B in the case of an FOB delivery and Section 2.6 of Exhibit C in the case of a DES delivery and suitable for transporting LNG, which in respect of each delivery pursuant to a Confirmation, shall be identified in the Confirmation (or shall be subsequently agreed between the Parties) and be used for such delivery.

1.59	“Loading Location” means, in respect of a Cargo to be delivered pursuant to a Confirmation, the loading port or location for the Cargo designated pursuant to Section 2.4.

1.60	“Local Time” means the time at the Delivery Point.

1.61	“Master Agreement” has the meaning set forth in the preamble to this Master Agreement.

1.62	“Measurement Dispute” has the meaning set forth in Section 14.2(a).

1.63	“Mitigation Sale” has the meaning set forth in Section 10.2(d).

1.64	“MMBTU” means one million (1,000,000) BTUs.

1.65	“Moody’s” means Moody’s Investor Service, Inc. or its successor.

1.66	“Natural Gas” or “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.67	“Non-Defaulting Party” has the meaning set forth in Section 10.4(b)(ii).

1.68	“Notice of Readiness” has the meaning, in the case of an FOB delivery, specified in Section 4.1(f) of Exhibit B and, in the case of a DES delivery, specified in Section 4.1(f) of Exhibit C.

1.69	“OCIMF” means the Oil Companies International Marine Forum.

1.70	“Off-Spec LNG” has the meaning set forth in Section 5.2(a).

1.71
“P&I Club” means an independent mutual insurance association that is a member of the International Group of P&I Clubs and provides liability protection to ship owners and charterers against third-party liabilities encountered in their commercial operations.

1.72
“Party” and “Parties” means (i) with respect to this Master Agreement, the Persons identified in the preamble to this Master Agreement, and (ii), with respect to a Confirmation each of Buyer and Seller identified in the Confirmation, and their respective successors and permitted assigns.

1.73	“Party A” has the meaning set forth in the preamble to Exhibit D.

1.74	“Party B” has the meaning set forth in the preamble to Exhibit D.

1.75
“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organisation, institution, Governmental Authority or any other legal entity.

1.76
“PBS” means the customary location off Seller’s Facilities, in the case of an FOB delivery, or Buyer’s Facilities, in the case of a DES delivery, at which Pilots customarily board the LNG Vessel or the customary alternative temporary anchorage area as determined by the proper port authorities responsible for regulating the activities of the LNG Vessel berthing facilities.

1.77
“Port Charges” means all charges of whatsoever nature (including rates, tolls, and dues of every description) in respect of an LNG Vessel entering or leaving Seller’s Facilities, in the case of an FOB delivery, or Buyer’s Facilities, in the case of a DES delivery, including charges related to immigration and customs clearance for the LNG Vessel and its crew and charges imposed by fire boats, tugs and escort vessels, the coast guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave a Seller’s Facilities or a Buyer’s Facilities, as the case may be. Port Charges shall include port use fees, federal, state and local harbor maintenance fees, security fees and assessments, environmental fees, throughput fees and similar fees payable by users of a Seller’s Facilities (or by Seller on behalf of such users) or by users of a Buyer’s Facilities (or by Buyer on behalf of such users), as the case may be, to the local authorities.

1.78	“Qualifying Institution” has the meaning set forth in Section 7.7(a).

1.79	“Qualifying Rating” has the meaning set forth in Section 7.7(a).

1.80
“Reasonable and Prudent Person” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.81
“Repurchase Price” means the price, expressed in US$ per MMBTU, at which Buyer or JPS actually acquire from an Affiliate or a Third Party substitute LNG, Natural Gas or ADO in respect of a Seller’s Deficiency Quantity.

1.82	“Seller” means the Party identified as Seller in the Confirmation and its successors and permitted assigns.

1.83	“Seller Indemnified Parties” has the meaning, in the case of an FOB delivery, specified in Section 8.2 of Exhibit B and, in the case of a DES delivery, specified in Section 7.2 of Exhibit C.

1.84	“Seller’s Deficiency Quantity” means the quantity of LNG, expressed in MMBTU, equal to all or part of a relevant Cargo which Seller is unable or fails to deliver pursuant to a relevant Confirmation.

1.85
“Seller’s Facilities” means those facilities located at or proximate to the Loading Location, as further specified in the relevant Confirmation, that are used by Seller for the fulfillment of its obligations under an Agreement, including the reservoirs containing Natural Gas, wells and related facilities in the Gas Supply Area (if any), Natural Gas production facilities (if applicable), pipelines and utilities, Natural Gas treatment, liquefaction and related facilities, LNG storage facilities and loading port facilities where Seller will load LNG, and including all modifications, alterations or additions thereto as they may be made from time to time, whether or not owned and/or controlled by Seller.

1.86	“Seller’s Operator” means the operator of Seller’s Facilities.

1.87
“Ship/Shore Safety Checklist” means the ship/shore safety checklist as published by the OCIMF for use by ship and terminal operators, including guidance on completion procedures and a model loading/unloading plan.

1.88	“Specifications” has the meaning set forth in Section 5.1(a).

1.89	“Standard and Poor’s” means Standard and Poor’s Ratings Services (a division of The McGraw Hill Companies, Inc.) or its successor.

1.90	“Substitute LNG Vessel” has the meaning specified in Section 2.4 of Exhibit B in respect of an FOB delivery and Section 2.4 of Exhibit C in respect of a DES delivery.

1.91
“Tax” and “Taxes” means any and all taxes, charges, royalties, duties or other imposts whatsoever levied by a Governmental Authority on the LNG sold hereunder or on the Natural Gas from which it was derived or in respect of the act, right or privilege of producing, processing or selling that LNG or Natural Gas including any value-added taxes, sales taxes and similar turnover taxes, however, “Tax” and “Taxes” does not include (i) any tax based upon profits, net income or any similar measure ; (ii) Port Charges; and (iii) any state and local franchise, licence, occupation and similar taxes required for the maintenance of corporate existence or to maintain good standing, in each case, that are assessed against a Party.

1.92
“Terminal Rules” means all the rules and regulations applicable (i) in the case of an FOB delivery, to the loading of LNG at Seller’s Facilities at the Loading Location; or (ii) in the case of a DES delivery, to the unloading of LNG at Buyer’s Facilities at the Unloading Location; either issued by the proper Governmental Authorities, Seller’s Operator or Buyer’s Operator, as the case may be.

1.93	“Third Party” means any Person other than a Party or its Affiliate.

1.94
“Transporter” means any Person who owns, operates and/or contracts, in the case of an FOB delivery with Buyer and in the case of a DES delivery with Seller, for the purposes of providing or operating an LNG Vessel.

1.95	“Unloading Location” means, in respect of a Cargo to be delivered pursuant to a Confirmation, the location where the LNG purchased and sold is to be unloaded, as specified in the Confirmation.

1.96	“U.S. Dollar” or “US$” means the lawful currency of the United States of America.

1.97	“Used Laytime” has the meaning, in the case of an FOB delivery, specified in Section 5.1 of Exhibit B and, in the case of a DES delivery, Section 5.1 of Exhibit C.

1.98
“Wilful Misconduct” means intentional and conscious disregard of a Party’s obligations under an Agreement but shall not include, for the avoidance of doubt, any error of judgement or mistake made in good faith by such Party.

SECTION 2
SALE AND PURCHASE

2.1	General

Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery and Buyer shall take delivery and pay for, or compensate Seller if not taken, LNG in the quantities and at the prices determined in accordance with the terms and conditions of an Agreement. The Parties agree that there shall be no binding commitment to sell and purchase LNG under this Master Agreement unless and until a Confirmation has been executed and delivered by both Parties.

2.2	Transportation

Without prejudice to Section 8.6, Buyer, in the case of an FOB delivery, or Seller, in the case of a DES delivery, shall be responsible for procuring and providing at its own expense the LNG Vessel to be used for transporting LNG pursuant to an Agreement, and shall, subject to Section 5 of Exhibit B in respect of an FOB delivery and Section 5 of Exhibit C in respect of a DES delivery, pay all costs (including shipping costs, Port Charges and insurance costs) associated with, the transportation of LNG from the Loading Location to the Unloading Location, including any other charges or levies associated with the use by the LNG Vessel of the Suez Canal, Panama Canal or any other navigational canal, if applicable.

2.3	Confirmation

The Parties may, from time to time, by executing a confirmation substantially in the form of Exhibit A (or any other form agreed by the Parties) (“Confirmation”), agree to sell and purchase one or more Cargoes on the terms set forth in this Master Agreement and in such Confirmation. In the event of a conflict between the terms of the Confirmation and the terms of this Master Agreement, the terms of the Confirmation shall prevail.

2.4	Loading Location

(a)
The Loading Location for each Cargo to be delivered pursuant to a Confirmation shall be the Loading Location, unless Seller validly provides to Buyer notice designating the Alternative Loading Location (if applicable) as the Loading Location for that Cargo pursuant to Section 2.4(b) or the Parties otherwise agree.

(b)
For DES deliveries only, subject to Section 11.6 Seller may give notice to Buyer in respect of one or more Cargoes to be delivered pursuant to a Confirmation designating the Alternative Loading Location (if applicable) as the Loading Location for such Cargo(es), provided that Seller provides such notice no later than 45 Business Days prior to the commencement of the first Delivery Window that applies with respect to such Cargo(es).

2.5	Unloading Location

(a)
The Unloading Location for each Cargo to be delivered pursuant to a Confirmation, shall be the Unloading Location, unless Buyer validly provides to Seller notice designating the Alternative Unloading Location (if applicable) as the Unloading Location for that Cargo pursuant to Section 2.5(b) or the Parties otherwise agree.

(b)
For FOB deliveries only, subject to Section 11.6 Buyer may give notice to Seller in respect of one or more Cargoes to be delivered pursuant to a Confirmation designating the Alternative Unloading Location (if applicable) as the Unloading Location for such Cargo(es), provided that Buyer provides such notice no later than 15 Business Days prior to the commencement of the first Delivery Window that applies with respect to such Cargo(es).

SECTION 3
TERM

Subject to the other terms hereof, this Master Agreement shall be effective as of the Effective Date and shall remain in effect until terminated by either Party upon thirty (30) days’ written notice to the other Party. Subject to any rights to terminate a Confirmation pursuant to this Master Agreement, in the event a Confirmation has been executed and delivered by the Parties, such notice to terminate shall only be effective once all obligations set forth in such Confirmation have been satisfied.

SECTION 4
QUANTITIES

The quantity of LNG to be sold, delivered and purchased under an Agreement shall be the number of Cargoes set forth in the applicable Confirmation. Notwithstanding that the point of sale, purchase and title transfer for the LNG is as provided in Section 9, the quantity of LNG delivered, sold and purchased shall be determined immediately after Completion of Loading, in the case of an FOB delivery, or Completion of Unloading, in the case of a DES delivery, of each LNG Vessel.

SECTION 5
QUALITY AND QUANTITY OF SELLER’S LNG

5.1	Quality and Quantity of Seller’s LNG

(a)
Specifications. LNG sold and delivered by Seller to Buyer at the Delivery Point, when converted into a gaseous state, shall comply with the quality specifications set forth in the applicable Confirmation (“Specifications”).

(b)
Determination of Quantity and Quality. The determination of the quality and quantity of LNG shall be in accordance with Exhibit D and Section 7 of Exhibit B in the case of an FOB delivery, or Exhibit D and Section 6 of Exhibit C in the case of a DES delivery.

5.2	Off-Specification LNG

(a)
If Seller, acting as a Reasonable and Prudent Person, determines prior to loading, in the case of an FOB delivery, or unloading, in the case of a DES delivery, a Cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon such loading or unloading, respectively, then:

(i)
Seller shall give notice to Buyer and Buyer’s Transporter, if applicable, of the extent of the expected variance as soon as practicable (but in no case later than the commencement of the loading, in the case of an FOB delivery, or the unloading, in the case of a DES delivery, of the Cargo);

(ii)
Buyer shall use reasonable endeavours, including coordinating with Buyer’s Transporter, if applicable, and Buyer’s Operator, to accept such LNG where the LNG would be acceptable to Buyer’s Transporter and Buyer’s Operator, each of them acting in their sole discretion (unless Buyer’s Transporter or Buyer’s Operator is Buyer or an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Vessel, Buyer’s Facilities, and any downstream facilities being supplied regasified LNG;

(iii)
if Buyer can accept delivery of such Cargo, then Buyer shall notify Seller of Buyer’s estimate of the direct costs to be incurred by Buyer, any Affiliate of Buyer, JPS and/or Buyer’s Transporter (if applicable), and Buyer’s Operator in transporting (if applicable) and treating such Off-Spec LNG (or to otherwise make such LNG marketable), and, to the extent Seller agrees to such estimate, Buyer shall take delivery of such Cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including costs. owed to any Affiliate of Buyer, Buyer’s Transporter and/or JPS (if applicable), and Buyer’s Operator in transporting (if applicable) and treating such Off-Spec LNG (or to otherwise make such LNG marketable) prior to and at Buyer’s Facilities), provided, however, that Seller’s liability shall not exceed one hundred and twenty percent (120%) of the estimate notified by Buyer and agreed by Seller; and

(iv)
if (A) Buyer determines in good faith that it cannot, using reasonable endeavours, receive such Cargo, (B) Seller rejects the cost estimate, or (C) Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 5.2(a)(iii), then Buyer shall be entitled to reject such Cargo by giving Seller notice of rejection within forty-eight (48) hours of Buyer’s receipt of Seller’s notice.

(b)
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then:

(i)
Buyer shall use reasonable endeavours, including coordinating with Buyer’s Transporter (if applicable) and Buyer’s Operator, to accept such LNG where the LNG is acceptable to Buyer’s Transporter and Buyer’s Operator, each of them acting in their sole discretion (unless Buyer’s Transporter or Buyer’s Operator is Buyer or an Affiliate of Buyer), and does not prejudice the safe and reliable operation of any LNG Vessel, Buyer’s Facilities, and any downstream facilities being supplied regasified LNG;

(ii)
if Buyer can accept delivery of such LNG, then Buyer shall notify Seller of Buyer’s estimate of the direct costs to be incurred by Buyer, any Affiliate of Buyer, JPS and/or Buyer’s Transporter (if applicable), and Buyer’s Operator in transporting (if applicable) and treating such Off-Spec LNG (or to otherwise make such LNG marketable), and, to the extent Seller agrees to such estimate, Buyer shall accept such Cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including costs owed to any Affiliate of Buyer, JPS and/or Buyer’s Transporter (if applicable), and Buyer’s Operator in transporting (if applicable) and treating such Off-Spec LNG (or to otherwise make such LNG marketable) prior to and at Buyer’s Facilities), provided, however, that Seller’s liability shall not exceed one hundred percent (100%) of the product of the delivered quantity of such Off-Spec LNG and the Contract Sales Price; provided however that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Buyer’s Facilities shall not be required to incur costs in excess of those reimbursable by Seller; or

(iii)
if Buyer determines in good faith that it cannot, using reasonable endeavours, transport (if applicable) and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) or Seller does not accept Buyer’s estimate of the cost to treat such Off-Spec LNG provided pursuant to Section 5.2(b)(ii), then:

(A)
Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within seventy-two (72) hours after (x) Seller notifies Buyer in writing that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (y) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first;

(B)
Buyer shall be entitled to dispose of the delivered portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Person, deems appropriate including, in the case of an FOB delivery, by directing Seller to offload such Off- Spec LNG at the Loading Location; and

(C)
Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damage, costs and expenses incurred by Buyer, any Affiliate of Buyer, Buyer’s Transporter, Buyer’s Operator or JPS as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at Buyer’s Facilities or being carried onboard the LNG Vessel which was contaminated by it, the loss in value of any other LNG supplies in the LNG Vessel or at Buyer’s Facilities (other than the Off-Spec LNG delivered to Buyer), where such loss in value results from blending the Off-Spec LNG with other LNG supplies in the LNG Vessel or at Buyer’s Facilities, cleaning or clearing the LNG Vessel and Buyer’s Facilities, damage caused to the LNG Vessel and Buyer’s Facilities and in respect of any subsequent delay or liability in loading or unloading LNG at the Unloading Location provided, however, that Seller’s liability shall not exceed one hundred percent (100%) of the product of the Deemed Cargo Quantity for the Cargo specified in the Confirmation and the Contract Sales Price.

(c)	If a Cargo is rejected in accordance with Section 5.2(a)(iv) or 5.2(b)(iii), Seller shall be deemed to have failed to make available such Cargo and Section 10.3 shall apply.

(d)
Where Buyer takes delivery of quantities of LNG which fail to comply with the Specifications, whether knowingly or unknowingly, any payments under this Section 5.2 shall be Buyer’s sole and exclusive remedy (in tort, including negligence, and contract) against Seller or Seller’s Transporter for Seller’s failure to comply with its obligations pursuant to Section 5.1.

(e)	Seller makes no representation or warranty as to the quality of the LNG delivered to Buyer other than as to the Specifications provided in the Confirmation.

(f)
Acceptance of Off-Spec LNG shall not prevent Buyer from refusing future deliveries of Off-Spec LNG. No waiver by Buyer of any default by Seller of any of the specifications set forth in this Section 5 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

SECTION 6
CONTRACT SALES PRICE

The contract sales price (“Contract Sales Price”) applicable to the quantities of LNG to be sold and purchased under an Agreement shall be expressed in U.S. Dollars per million British Thermal Units “US$/MMBTU” and shall be as set forth in the applicable Confirmation for each Cargo.

SECTION 7
INVOICES AND PAYMENT

7.1	Invoices and Cargo Documents for FOB Deliveries

The provisions of this Section 7.1 shall apply to FOB deliveries:

(a)
Promptly after Completion of Loading of the LNG Vessel at Seller’s Facilities, Seller or its representative shall furnish to Buyer and to the applicable Governmental Authority, if required by law in the country where the Loading Location is located, a certificate of volume loaded, prepared in accordance with Exhibit B, and such other documents Buyer or a Governmental Authority reasonably requires for the purpose of Loading Location or Unloading Location customs clearance.

(b)
Seller shall, as soon as practicable, but in no event later than forty-eight (48) hours after Completion of Loading, complete (or cause to be completed) a laboratory analysis and calculations to determine the quality and BTU content of the LNG loaded. Following completion of such laboratory analysis, Seller shall send to Buyer a quality certificate and invoice showing:

(i)	the MMBTU content of the LNG loaded, calculated in accordance with the provisions of Exhibit B, together with any relevant documents showing the basis for such calculation;

(ii)	the Contract Sales Price in respect of such LNG;

(iii)	the sum due from Buyer in respect of the Cargo, which will be calculated by multiplying the relevant MMBTU content by the Contract Sales Price; and

(iv)
any value added taxes, sales taxes or similar turnover taxes imposed on Buyer as a result of the sale of LNG hereunder and required to be collected by Seller and remitted to the Governmental Authority but subject to Section 8.

(c)
If Seller is unable to determine, without delay, the quantity of LNG loaded and delivered, expressed in MMBTU, in accordance with the provisions of Section 7.1(b) or such quantity is not immediately determined as final, Seller shall provide Buyer with a provisional commercial invoice based upon the Deemed Cargo Quantity for the Cargo, which invoice shall include any value added taxes, sales taxes or similar turnover taxes imposed on Buyer as a result of the sale of LNG hereunder and required to be collected by Seller and remitted to the Governmental Authority but subject to Section 8, and such provisional invoice shall be payable on the due date specified in Section 7.4(a), subject only to any later adjusting payment that may be called for, when the aforesaid quantity of LNG loaded and delivered is final and an appropriate invoice issued in respect thereof.

7.2	Invoices and Cargo Documents for a DES Delivery

The provisions of this Section 7.2 shall apply to each DES delivery:

(a)
In the case of a DES delivery, Seller shall send to Buyer information about the expected quality of the LNG promptly after completion of loading of such LNG, and Seller shall, promptly after Seller has access to the information, send the quantity and quality certificate with respect to the loaded LNG in order for Buyer to inform the Buyer’s Operator.

(b)
In the case of a DES delivery, prior to the commencement of unloading at the Unloading Location, Seller or its representative shall send to Buyer such documentation as Buyer reasonably requires for the purpose of Unloading Location customs clearance. Promptly after Completion of Unloading of a Cargo, Seller or its representative shall furnish to Buyer a certificate of volume unloaded, prepared in accordance with Exhibit C. Buyer shall, in accordance with the provisions of Exhibit C, within forty-eight (48) hours of Completion of Unloading, complete a laboratory analysis to determine the quality and BTU content of the LNG unloaded. Following completion of such laboratory analysis, Buyer shall send to Seller a copy of the results of such laboratory analysis. Upon receiving such results, Seller shall send to Buyer an invoice showing:

(i)	the MMBTU content of the LNG unloaded, calculated in accordance with the provisions of Exhibit C, together with any relevant documents showing the basis for such calculation;

(ii)	the Contract Sales Price in respect of such LNG;

(iii)	the sum due from Buyer in respect of the Cargo, which will be calculated by multiplying the relevant MMBTU content by the Contract Sales Price; and

(iv)
any value added taxes, sales taxes or similar turnover taxes imposed on Buyer as a result of the sale of LNG hereunder and required to be collected by Seller and remitted to the Governmental Authority but subject to Section 8.

(c)
In the case of a DES delivery, if the laboratory analysis has not been completed and sent to Seller within forty-eight (48) hours of the Completion of Unloading of the Cargo, Seller may furnish to Buyer a provisional invoice based upon the typical BTU content and typical mol composition analysis of LNG then being delivered by Seller from the Loading Location to other buyers which invoice shall include any value added taxes, sales taxes, or similar turnover taxes imposed on Buyer as a result of the sale of LNG hereunder and required to be collected by Seller and remitted to the Governmental Authority but subject to Section 8, and such provisional invoice shall be payable on the due date specified in Section 7.4. Such payment shall be subject to a later adjustment invoice when the relevant laboratory analysis has been completed.

(d)
In the case of a DES delivery, if the Parties have designated in the applicable Confirmation that prepayment shall apply then Buyer shall (i) transfer to Seller’s bank account pursuant to Section 7.5 following receipt of a prepayment invoice from Seller, an amount in cleared funds designated in the applicable Confirmation and calculated in Seller’s prepayment invoice and (ii) such amount shall be transferred no later than the number of Days prior to the applicable Delivery Window as designated in the applicable Confirmation and stated as a date in Seller’s prepayment invoice (each a “Preliminary Invoice”). Promptly following the Completion of Unloading of a Cargo or a Mitigation Sale (as applicable),

Seller shall send to Buyer by facsimile and/or by electronic mail, a final invoice showing the amount payable in relation to that Cargo (each a “Final Invoice”), together with, if applicable, any copy of documents concerning the Cargo as may reasonably be requested by the Buyer for the purposes of customs clearance at the Unloading Port including, if applicable, an invoice showing the amount payable calculated pursuant to Section 7.2(b). After final determination of the quantity of LNG delivered, and/or after the determination of the final Contract Sales Price or the amount due from Buyer pursuant to Section 10.2(e) for the Cargo, which shall not be unreasonably delayed, Seller shall promptly issue a rectified Final Invoice in respect of that Cargo and provide Buyer with such rectified Final Invoice via facsimile and/or by electronic email. At the time that such rectified Final Invoice is issued, Seller shall as soon as reasonably practicable thereafter send to Buyer a signed copy of the rectified Final Invoice by mail. The appropriate adjustment payment, if any, (including interests as calculated pursuant to Section 7.4(c)) shall be made by Buyer or Seller (as applicable) to the other within eight (8) Business Days from the date of receipt by Buyer via facsimile and/or by electronic email of the rectified Final Invoice.

7.3	Other Invoices

Except as provided in Section 7.1 or Section 7.2, in the event that any sums of money are due from one Party to the other Party hereunder, then the Party to whom such sums of money are owed shall furnish to the other Party an invoice therefor, together with relevant supporting documents showing the basis for the calculation thereof.

7.4	Invoice Due Dates

(a)
Each invoice referred to in Section 7.1 and Section 7.2 for LNG delivered to Buyer shall become due, and payable by the tenth (10th) Business Day following Buyer’s receipt of the invoice. For this purpose, an e-mail or facsimile copy of an invoice shall be deemed received by Buyer on the next Business Day after it was sent.

(b)
Except as otherwise expressly provided in an Agreement, each invoice delivered pursuant to Section 7.3 shall become due and payable by the Party receiving the invoice on or before the twentieth (20th) day after the date of receipt of such invoice. For this purpose, an e-mail or facsimile copy of an invoice shall be deemed received by the receiving Party on the next Business Day after it was sent.

(c)
In the event the full amount of any invoice payable hereunder is not paid when due as provided in Sections 7.4(a), (b) and (d) and in accordance with Section 7.5, any unpaid amount thereof shall bear interest from the due date until paid at the Interest Rate.

(d)
If prepayment is designated in the applicable Confirmation, in the event the full amount of any prepayment is not paid when due then such non-payment shall constitute an event of default pursuant to Section 10.4(a)(i).

7.5          Payment

Subject to Section 8, each Party shall pay or cause to be paid, on or before the due date, in U.S. Dollars, all amounts that become due and payable by such Party to the other Party pursuant to either an invoice issued hereunder or a prepayment amount being due and payable. Such payments shall be made by wire transfer in immediately available funds good for value in the United States of America or other country, as designated in the applicable Confirmation, to such account or accounts with such bank and in such location as shall have been designated by Seller in the Confirmation or separately designated by Buyer in writing.

7.6	Disputed Invoices

In the event a Party disputes any invoice, it shall make provisional payment of the total amount thereof and shall immediately notify the other Party of the reasons for such dispute, except that in the case of an obvious error in computation, the Party that received the invoice shall pay the correct amount disregarding such error. An invoice may be contested by the Party that received it, or modified by the Party that sent it, by written notice delivered to the other Party within a period of ninety (90) days after such receipt or sending, as the case may be. If no such notice is served, such invoice shall be deemed correct and accepted by both Parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer (as the case may be) to the other Party, together with interest thereon at the Interest Rate from the date of overpayment or underpayment, as the case may be, until the date of payment.

7.7	Credit Support

(a)
Unless otherwise agreed by the Parties, within five (5) Business Days after the execution of a Confirmation by both Parties, in the case a Party has not been assigned a senior unsecured long-term debt rating or issuer rating of at least “BBB-” by Standard and Poor’s and “Baa3” by Moody’s (such rating being a “Qualifying Rating”), such Party shall, at its election or as designated in the applicable Confirmation, provide to the other Party:

(i)	a parent company guarantee, in an amount and tenor acceptable to the other Party, from a guarantor assigned a Qualifying Rating;

(ii)	prepayment in an amount and on such terms as acceptable to the other Party; or

(iii)
an irrevocable standby letter of credit, in an amount, tenor and form acceptable to the other Party, provided by a first class international bank having a senior unsecured long-term debt rating of at least “A” from Standard & Poor’s or “A3” from Moody’s (such bank being a “Qualifying Institution”).

(b)	If:

(i)
a Party had a Qualifying Rating at the time of execution of a Confirmation but fails to maintain a Qualifying Rating at any time there are obligations under the Confirmation that have not been satisfied, or

(ii)	a Party’s guarantor fails to maintain a Qualifying Rating at any time there are obligations under the Confirmation that have not been satisfied,

then such Party, if it had not previously elected to do so, shall within three (3) Business Days following such failure, provide to the other Party an irrevocable standby letter of credit from a Qualifying Institution in an amount, tenor and form reasonably acceptable to the other Party.

7.8	No Setoff

Except as set forth in Sections 7.1, 7.2 and 7.6, each payment of any amount owing under an Agreement shall be for the full amount due, without deduction, withholding or offset for any reason (including any exchange charges, bank transfer charges, and any other Third Party fees).

SECTION 8
TAXES, DUTIES AND CHARGES

8.1	Tax Obligations

(a)
Seller shall pay (or cause to be paid) all Taxes arising from or as a result of the sale, transportation or export (if applicable) of LNG before the point where title to the LNG transfers under any Confirmation and all Taxes levied or imposed on or in respect of the Seller’s Facilities and in the case of a DES delivery, the LNG Vessel. Seller shall indemnify Buyer in respect of any such Taxes which arise before the point where title to the LNG transfers, which Buyer is obliged to pay excluding for the avoidance of doubt any taxes on Buyer’s income (including on any payments made under this Master Agreement and any Confirmation).

(b)
Buyer shall pay (or cause to be paid) all Taxes arising from or as a result of the purchase, transportation or import (if applicable) of LNG at or after the point where title to the LNG transfers under any Confirmation and all Taxes levied or imposed on or in respect of Buyer’s Facilities and in the case of a FOB delivery, the LNG Vessel. Buyer shall indemnify Seller in respect of any such Taxes which arise after the point where title to the LNG transfers, which Seller is obliged to pay excluding for the avoidance of doubt any taxes on Seller’s income (including on any payments made under this Master Agreement and any Confirmation).

(c)
For the avoidance of doubt, payments contemplated under an Agreement are exclusive of any value added (ad valorem) taxes, sales taxes or similar turnover taxes, which shall additionally be charged where appropriate on any taxable supply made by a Party under the terms of an Agreement and shall be paid by the Party receiving the taxable supply upon receipt of a valid invoice from the Party making the taxable supply.

8.2	Deduction or Withholding

In relation to any payment due from one Party to the other Party pursuant to an Agreement, if the paying Party is required by law to make any deduction or withholding the sum payable to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholding of Taxes, the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made.

8.3	Tax Refunds

If a Party has made a payment pursuant to Sections 8.1 or 8.2 (other than any value added taxes, sales taxes, or similar turnover taxes imposed on Buyer as a result of the sale of LNG hereunder and required to be collected by Seller and remitted to the Governmental Authority) and the recipient of such payment actually receives a refund in respect of the Taxes for which the payment was made (whether by way of actual receipt, credit, set-off, or otherwise), then the Party receiving the refund shall reimburse to the other Party an amount equal to the refund, less actual and verifiable costs incurred in obtaining the refund, and less Taxes levied or leviable for that refund. If a Party is entitled to a refund for the Taxes that gave rise to a payment made pursuant to Section 8.1 or 8.2, then that Party shall use reasonable endeavours to secure the refund.

8.4	Procedure for Payment of Taxes

If either Buyer or Seller becomes aware of a potential or actual liability to make any payment of Taxes that might give rise to a claim or payment pursuant to Sections 8.1 or 8.2, it shall give notice of the circumstances to the other Party as soon as reasonably practicable, to allow both Buyer and Seller reasonable opportunity to seek to minimize their liability for such Taxes, acting always in compliance with the laws of the relevant country and giving reasonable assistance to the other in doing so.

8.5	Other Charges

(a)
In the case of an FOB delivery, Buyer shall pay, indemnify and hold Seller harmless from and against all Port Charges imposed on the use by the LNG Vessel of the Loading Location; provided, however, that such Port Charges, if imposed by Seller, an Affiliate of Seller, or Seller’s Operator, shall be imposed on a non-discriminatory basis with respect to other similar users of the Loading Location.

(b)
In the case of a DES delivery, Seller shall pay, indemnify and hold Buyer harmless from and against all Port Charges imposed on the use by the LNG Vessel of the Unloading Location; provided, however, that such Port Charges, if imposed by Buyer, an Affiliate of Buyer, or Buyer’s Operator, shall be imposed on a non-discriminatory basis with respect to other similar users of the Unloading Location.

SECTION 9
TRANSFER OF TITLE AND RISK OF LOSS

9.1	Title and Risk of Loss

Unless specified otherwise in a Confirmation, delivery of LNG shall be deemed completed and title to and risk of loss of such LNG shall pass from Seller to Buyer as the LNG passes the Delivery Point.  In no case shall Seller be the importer of record of LNG sold and delivered hereunder.

9.2	Title and Risk of Loss (Offshore Title Transfer)

(a)	The Parties may agree in a Confirmation that this Section 9.2 applies in respect of a DES delivery.

(b)	If this Section 9.2 applies in respect of a DES delivery:

(i)
title to LNG to be sold by Seller and purchased by Buyer pursuant to a Confirmation shall pass from Seller to Buyer at the last point where the LNG Vessel carrying such LNG is entirely outside the territorial waters of the country of the Unloading Location;

(ii)	risk of loss of LNG shall pass from Seller to Buyer as the LNG passes the Delivery Point;

(iii)
title to and the risk of loss of Natural Gas vapor returned to the LNG Vessel during unloading of LNG shall pass from Buyer to Seller as it passes the point at which the outlet flange of the vapor return line of Buyer’s Facilities connects with the inlet flange of the vapor return line of the LNG Vessel; and

(iv)
title to any LNG and Natural Gas vapor remaining on the LNG Vessel after Completion of Unloading, title to which is held by Buyer, shall revert from Buyer to Seller at the first point where such LNG Vessel is entirely outside of the territorial waters of the country of the Unloading Location.

(c)	Buyer grants to Seller and Transporter a licence to use as fuel such quantities of LNG and Natural Gas in the LNG Vessel as reasonably required to enable the LNG Vessel to continue its voyage:

(i)	from the point at which title to LNG to be sold by Seller and purchased by Buyer passes from Seller to Buyer pursuant to Section 9.2(b)(i) inward bound to the Unloading Location;

(ii)	during berthing and unloading at the Buyer’s Facilities; and

(iii)	in respect of the Heel and fuel, from the Unloading Location outward bound until the LNG Vessel exits entirely the territorial waters of the country of the Unloading Location,

and such licence shall automatically become effective without further action by Buyer or Seller from the point at which title to LNG to be sold by Seller and purchased by Buyer passes from Seller to Buyer (inward bound to the Unloading Port) and shall not require payment or other consideration for LNG and Natural Gas to pass from Seller to Buyer.

(d)
If all or part of a Cargo scheduled to be delivered to Buyer is cancelled following transfer of the title to LNG pursuant to section 9.2(b)(i), then title to all LNG and Natural Gas in such Cargo that has not been delivered by Seller to Buyer shall revert from Buyer to Seller:

(i)
if the LNG Vessel exits the territorial waters of the country of the Unloading Location prior to discharging the Cargo, at the first point where the LNG Vessel is entirely outside the territorial waters of the country of the Unloading Location following the effectiveness of such cancellation; or

(ii)
if the LNG Vessel does not exit the territorial waters of the country of the Unloading Location prior to discharging the cargo, immediately upon notice from Seller to Buyer, but no later than upon the actual discharge of the Cargo.

(e)
Nothing in this Section 9.2 with respect to the transfer of title and risk shall affect the calculation of the quantity of LNG made available to, or taken by, Buyer and the Contract Sales Price to be paid by Buyer for such LNG pursuant to any Agreement.

(f)
Buyer and/or its Affiliates shall obtain, or cause to be obtained, any import licence or other official authorisation it may require and carry out, or assist the LNG Vessel in carrying out, as applicable, all customs formalities necessary for the import of the LNG into the country where Buyer’s Facilities are located.

SECTION 10
LIABILITIES, DEFAULT AND REMEDIES

10.1	Consequential Loss or Damage; Indemnification; Remedies

(a)
For breach of any provision for which an express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy. A Party’s liability hereunder shall be limited as set forth in such provision, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein or in a Confirmation, a Party’s liability shall be limited to direct actual damages only. Such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived. Unless expressly herein provided, neither Party shall be liable for consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, unless and to the extent such damages are recoverable or recovered by a Third Party in a claim for which a Party has agreed to indemnify the other Party hereunder. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine or otherwise obtaining an adequate remedy is inconvenient and the damages calculated hereunder constitute a reasonable approximation of the harm or loss, and each Party waives any right to claim or assert, in any arbitration or expert determination in any action with respect to an Agreement, that any such liquidated damages do not constitute a reasonable approximation of the harm or loss or otherwise are not enforceable damages.

(b)
Except with respect to claims for injunctive relief under Section 14.1, a Party’s sole remedy against the other Party for nonperformance or breach of an Agreement or for any other claim of whatsoever nature arising out of or in relation to an Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any Liabilities which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

10.2	Buyer’s Failure to Take Delivery

(a)
If, for any reason other than (i) an event of Force Majeure or (ii) Seller’s default, Buyer expressly notifies Seller in writing that it will fail to take or Buyer fails to take delivery of all or part of a Cargo pursuant to a relevant Confirmation, the Parties shall use reasonable endeavours to reschedule delivery of such Cargo. In order to reschedule the cargo, the Parties must mutually agree on an alternative Delivery Window and the allocation of any associated costs.

(b)
In the event, after using reasonable endeavours, the Parties are unable to reschedule delivery of such Cargo within sixty (60) hours after the end of the Delivery Window, then it shall be considered as Buyer’s failure to take delivery of the amount by which the Deemed Cargo Quantity exceeds the quantity delivered, if any, (“Buyer’s Deficiency Quantity”) and Buyer shall pay Seller, as a result of Buyer’s failure to take delivery, the amount obtained by subtracting the sum of: (i) the proceeds from a Mitigation Sale, if any, plus (ii) any cost savings (including shipping costs) realised by Seller from the sum of: (iii) the Contract Sales Price multiplied by the Buyer’s Deficiency Quantity plus (iv) additional shipping and logistics costs, reasonable marketing costs and other expenses incurred by Seller, if any, due to Buyer’s failure to take delivery. If such amount is negative, Buyer shall not be liable to make any payment with respect to the Buyer’s Deficiency Quantity and Seller shall retain such amount.

(c)
Notwithstanding the foregoing, if the Buyer’s Deficiency Quantity is within the Confirmation’s operational tolerance, the Buyer’s Deficiency Quantity shall be zero and the amount Buyer shall pay Seller shall be zero US$.

(d)
Seller shall use reasonable endeavours to mitigate its Liabilities resulting from Buyer’s failure to take the Buyer’s Deficiency Quantity by reselling such Buyer’s Deficiency Quantity (whether as LNG, Gas, or regasified LNG) to a Third Party or an Affiliate at a commercially reasonable price in the circumstances in respect of the Buyer’s Deficiency Quantity (each such sale a “Mitigation Sale”); except that any sale of a quantity of LNG (or Gas or regasified LNG) by Seller to any Third Party or Affiliate that Seller was already obligated to make at the earlier to occur of: (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG, shall not be a Mitigation Sale unless so agreed by Seller at its sole discretion. If Seller enters into a Mitigation Sale with an Affiliate, Seller must provide to Buyer such supporting information as Buyer reasonably requests to demonstrate that the Mitigation Sale achieves a commercially reasonable price in the circumstances in respect of the Buyer’s Deficiency Quantity.

(e)
In the event Seller, using reasonable endeavours, cannot find an alternative buyer for part or all of the Buyer’s Deficiency Quantity, Buyer shall pay to Seller the amount obtained by taking the product of the Contract Sales Price multiplied by the MMBTUs of the Buyer’s Deficiency Quantity which could not be resold. The payments expressed in this Section 10.2 shall be Seller’s sole and exclusive remedy for Buyer’s failure to take delivery as provided herein. Any payment that Buyer makes under this Section 10.2 shall not be treated as consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages for purposes of Section 10.1.

(f)
Buyer shall have the right to cause a Third Party acceptable to Seller, such acceptance not to be unreasonably withheld, to audit Seller’s accounts to verify any amounts described in this Section 10.2, subject to such Third Party auditor executing a confidentiality agreement reasonably acceptable to Seller.

10.3	Seller’s Failure to Deliver

(a)
If, for any reason other than (i) an event of Force Majeure or (ii) Buyer’s default, Seller expressly notifies Buyer in writing that it will fail to deliver or fails to deliver all or part of a Cargo pursuant to a relevant Confirmation, the Parties shall use reasonable endeavours to reschedule delivery of such Cargo. In order to reschedule the cargo, the Parties must mutually agree on scheduling of an alternate delivery date and cost allocation thereof.

(b)
In the event, after using reasonable endeavours, the Parties are unable to reschedule delivery of such Cargo within sixty (60) hours after the end of the Delivery Window then, it shall be considered as Seller’s failure to deliver the amount by which the Deemed Cargo Quantity exceeds the quantity delivered, if any, (“Seller’s Deficiency Quantity”) and Seller shall pay Buyer, as a result of Seller’s failure to deliver, the amount equal to (i) to the extent Buyer or JPS do not purchase substitute LNG, Gas or ADO to replace the Seller’s Deficiency Quantity, Buyer’s and JPS’s costs that could not be reasonably avoided and any unrecovered costs associated with terminating its resale arrangements in respect of the Seller’s Deficiency Quantity, including the corresponding costs that could not be reasonably avoided and unrecovered costs of Buyer’s Facilities, capacity reservation; transportation, reasonable marketing costs and other expenses incurred by Buyer, if any, incurred as a result of Seller’s failure to deliver; or (ii) if Buyer or JPS purchase substitute LNG, Gas or ADO to replace the Seller’s Deficiency Quantity, the amount by which the Repurchase Price exceeds the Contract Sales Price, multiplied by the Seller’s Deficiency Quantity, plus additional shipping and logistics costs, if any, plus other reasonable expenses incurred by Buyer or JPS as a result of Seller’s failure to deliver, if any; provided, however, that Seller’s liability to Buyer pursuant to this Section 10.3(b) shall be limited to and not exceed one hundred (100%) of the Contract Sales Price multiplied by the Seller’s Deficiency Quantity, save with respect to any Seller’s Deficiency Quantity resulting from Seller’s Wilful Misconduct in which case the cap on Seller’s liability in this Section 10.3(b) shall not apply.

(c)
Notwithstanding the foregoing, if the Seller’s Deficiency Quantity is within the Confirmation’s operational tolerance, the Seller’s Deficiency Quantity shall be zero and the amount Seller shall pay Buyer shall be zero US$.

(d)	Buyer shall use reasonable endeavours to mitigate Seller’s liability to make any payments pursuant to this Section 10.3, including by using reasonable endeavours to minimise the Repurchase Price.

(e)
The payments expressed in this Section 10.3 shall be Buyer’s sole and exclusive remedy for Seller’s failure to deliver as provided herein. Any payment that Seller makes under this Section 10.3 shall not be treated as consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages for purposes of Section 10.1.

(f)
Seller shall have the right to cause a Third Party acceptable to Buyer, such acceptance not to be unreasonably withheld, to audit Buyer’s accounts to verify any amounts described in this Section 10.3, subject to such Third Party auditor executing a confidentiality agreement reasonably acceptable to Buyer.

10.4	Events of Default

(a)	Events of Default. In relation to either Party, each of the following shall constitute an event of default (“Event of Default”):

(i)
a Party does not pay and/or prepay (as applicable) on the due date in accordance with Section 7.4 and/or the applicable Confirmation and Seller’s prepayment invoice and in the currency in which it is expressed to be payable any amount payable by it under an Agreement and such non-payment is not remedied within five (5) Business Days after the due date;

(ii)
a Party fails to perform or comply with its obligation to provide Buyer’s Facilities, LNG Vessel and/or Seller’s Facilities in accordance with Exhibit B or C (as applicable) and such failure continues unremedied for a period of fifteen (15) days following receipt of written notice of such default from the other Party; provided, however, that such an Event of Default shall not occur where such failure is during a period of Force Majeure.

(iii)	a Party is the subject of an Insolvency Event;

(iv)	any representation or warranty made by a Party under an Agreement shall prove to be untrue when made in any material respect;

(v)
(A) (i) any letter of credit or any document evidencing other credit support (each, a “Credit Support Document”) provided by a Party expires or terminates while payment obligations under a Confirmation remain outstanding or the institution providing the letter of credit or otherwise holding such other credit support ceases to be a Qualifying Institution and (ii) in the case of an expiring or terminated letter of credit, such letter of credit is not replaced by the Party which provided it at least three (3) Business Days prior to the expiration or termination thereof; (B) a Party fails to comply with or perform all or any of its obligations under a Credit Support Document or (C) the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)
(i) any parent company guarantee required to be provided to the other Party under an Agreement is not provided within the period set out in Section 7.7, or is withdrawn or terminated except pursuant to its terms, (ii) the guarantor ceases to comply with the requirements of Section 7.7(a) and following a request from the other Party such Party does not provide a letter of credit to the other Party within the period specified in Section 7.7(b), or (iii) the guarantor fails to comply with or perform all or any of its obligations under the guarantee;

(vii)
any step is taken by any competent authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or substantially all of the assets of a Party, provided that an Event of Default shall not occur where such Party is contesting such action in good faith by appropriate means, unless and until such time as there is a material risk of all or substantially all of such Party’s assets being so seized, compulsorily acquired, expropriated or nationalised; and

(viii)	a Party violates Section 17.3 or 18.10.

(b)	Effect of an Event of Default.

(i)	Occurrence of an Event of Default in relation to a Party shall cause such Party to be a defaulting Party (“Defaulting Party”).

(ii)
Without prejudice to the rights of the Parties pursuant to an Agreement, on and at any time after the occurrence of an Event of Default, the Party not subject to such Event of Default (the “Non-Defaulting Party”) may, while such Event of Default subsists, by giving written notice to the Defaulting Party, suspend performance of its obligations under the Agreement and/or immediately draw amounts due under an Agreement on the credit support documents provided by the Defaulting Party or its guarantor under the Agreement. In the event of such suspension, the Defaulting Party shall not be relieved of any of its obligations under an Agreement, including its obligation to take any LNG. During the period that such suspension is effective, the Non-Defaulting Party shall have no obligation to make any cargoes available or take any cargoes (as appropriate).

(iii)
In the event of any default, breach or negligence by either Party in relation to the performance or non-performance of their respective obligations under an Agreement, the other Party shall use all reasonable endeavours to promptly mitigate the Liabilities resulting from the default, breach or negligence.

(c)
Termination on Event of Default. On the occurrence of an Event of Default, the Non-Defaulting Party may, at any time thereafter while such Event of Default subsists and without prejudice to any of its other rights, terminate either the relevant Agreement or all Agreements by giving notice to the Defaulting Party terminating either the relevant Agreement or all Agreements immediately provided however that if such Event of Default is due to an administrative error then the Defaulting Party shall be granted a period of three (3) Business Days from the date of the Non-Defaulting Party’s notice in Section 10.4(b)(ii) to remedy such Event of Default. During such remedy period the Non-Defaulting Party’s rights under Section 10.4(b)(ii) shall remain unaffected.

SECTION 11
FORCE MAJEURE

11.1	Force Majeure

Neither Party shall be liable to the other Party for any failure to perform, or for any delay in performing, any obligation under any Agreement to the extent such Party’s performance is prevented, interfered with or delayed (in whole or in part) as a result of any event or circumstance beyond the reasonable control of such Party as long as such Party acted as a Reasonable and Prudent Person (such event or circumstance being referred to as a “Force Majeure”), except with respect to any payment due or obligation to indemnify hereunder, which shall not be excused pursuant to this Section 11.

11.2	Examples of Force Majeure

(a)
General. Subject to Section 11.1 and except for the events and circumstances set forth in Section 11.2(b) that relate to LNG Vessels, Force Majeure shall include the following events and circumstances:

(i)	act of God, fire, explosion, flood, atmospheric disturbance, lightning, storm, hurricane, typhoon, tornado, earthquake, landslide, soil erosion, subsidence, washout or epidemic;

(ii)	war (whether declared or undeclared), riot, civil war, blockade, insurrection, civil disturbances of any kind, or acts of or the serious threat of acts of sabotage or terrorism;

(iii)	strike, lockout or other industrial disturbance;

(iv)	serious accidental damage to or other serious failure of Seller’s Facilities or the Loading Location, which damage or failure reduces the amount of LNG which Seller is able to deliver hereunder;

(v)
serious accidental damage to or other serious failure of Buyer’s Facilities or the Unloading Location necessary for the performance of an Agreement, which damage or failure reduces the amount of LNG which Buyer is able to receive hereunder;

(vi)	any non-discriminatory acts of a Governmental Authority, including the withdrawal of any necessary Approval.

The specific Force Majeure events listed in this Section 11.2(a) shall not be construed as excluding any other event as long as such event meets the requirements of Section 11.1.

(b)	LNG Vessels. Subject to Section 11.1, Force Majeure shall include the following events and circumstances as to an LNG Vessel:

(i)	act of God, fire, explosion, flood, atmospheric disturbance, lightning, storm, hurricane, typhoon, tornado, or epidemic;

(ii)	war (whether declared or undeclared), riot, civil war, blockade, insurrection, civil disturbance, or act of or the serious threat of acts of sabotage, piracy or terrorism;

(iii)	strike, lockout, mutiny or other industrial disturbance;

(iv)	the inoperability or removal of the LNG Vessel from service due to loss, serious accidental damage or other serious failure; and

(v)	any non-discriminatory acts of a Governmental Authority, including the withdrawals of any Approval.

The specific Force Majeure events listed in this Section 11.2(b) shall not be construed as excluding any other event as long as such event meets the requirement of Section 11.1.

(c)	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(i)	the unavailability of funds to pay amounts when due in the currency of payment;

(ii)	the ability of Seller or Buyer to obtain better economic terms for LNG from an alternative supplier or buyer, as applicable;

(iii)	changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s LNG markets;

(iv)	in the case of an FOB delivery, any event at Buyer’s Facilities or the Unloading Location which occurs after a Cargo has been delivered from Seller’s Facilities.

11.3	Notice

Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Buyer or Seller, in whole or in part, of any of its obligations hereunder, the Party affected shall promptly give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)
the time at which the Force Majeure event arose, the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)	the particulars of the program to be implemented to resume normal performance hereunder; and

(c)	the anticipated portion of the LNG that will not be delivered or received, as the case may be, by reason of Force Majeure.

Such notices shall thereafter be updated at a reasonable frequency during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

11.4	Measures

The Party affected by the Force Majeure shall use reasonable endeavours to resume performance promptly. Prior to resumption of normal performance, the Parties shall continue to perform their obligations under an Agreement to the extent not excused by such event of Force Majeure. Neither Party shall have any further obligations with respect to any LNG that was not delivered as a result of an event of Force Majeure.

11.5	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

11.6	Existing Force Majeure

Seller shall not be entitled to nominate any Loading Location, Alternative Loading Location, alternative Seller’s Facilities, LNG Vessel, Alternative LNG Vessel or Substitute LNG Vessel affected by Force Majeure, except where Seller can reasonably demonstrate to the reasonable satisfaction of Buyer that such Force Majeure event will have terminated prior to the date of nomination by Seller and that performance of Seller’s obligations under the applicable Agreement will be unaffected by the Force Majeure event. Buyer shall not be entitled to nominate an Alternative LNG Vessel, Substitute LNG Vessel, Alternative Unloading Location or alternative Buyer’s Facilities affected by Force Majeure, except where Buyer can reasonably demonstrate to the reasonable satisfaction of Seller that such Force Majeure event will have terminated prior to the date of nomination by Buyer and that performance of Buyer’s obligations under the applicable Agreement will be unaffected by the Force Majeure event.

11.7	Termination for prolonged Force Majeure

If an event of Force Majeure occurs and is continuing for an uninterrupted period longer than one hundred twenty (120) days such that it prevents a Party from performing all or substantially all of its obligations under the Confirmation, then the unaffected Party shall be entitled to cancel the relevant Cargo with immediate effect without liability to the other Party by giving written notice to the other Party. For the avoidance of doubt, thereafter Buyer may purchase a replacement cargo from other suppliers and Seller may sell affected cargoes to other buyers. Seller shall not be required to deliver make-up cargoes to Buyer in respect of amounts that Seller is excused from supplying by reason of Force Majeure. Buyer shall not be required to receive make-up cargoes from Seller in respect of amounts that Buyer is excused from purchasing by reason of Force Majeure.

11.8	Related Parties

For the purposes of Sections 11.1 and 11.2, an event shall not be considered to be beyond the reasonable control of a Party unless:

(a)
in the case of Seller, it is beyond the reasonable control of Seller, the operator of Seller’s Facilities and in the case of a DES delivery, Seller’s Transporter, and any servant or agent of such Persons;

(b)
in the case of Buyer, it is beyond the reasonable control of Buyer, the operator(s) of Buyer’s Facilities and in the case of an FOB delivery, Buyer’s Transporter, and any servant or agent of such Persons.

SECTION 12
NOTICES

12.1
Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of an Agreement shall be in writing (in English) and delivered in person or by courier service or e-mail, and addressed to such Party. Oral communication does not constitute notice for purposes of an Agreement, and telephone numbers for the Parties are listed as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio or by e-mail. Except as specifically provided otherwise in Section 7, a notice given under any provision of an Agreement shall be deemed delivered only when actually received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is actually received. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address by giving written notice thereof to the other Party.

12.2	The Parties have designated the following addresses for purposes of notices:
Centrica LNG Company Limited	NFE North Trading Limited
Address: Millstream Maidenhead Road Windsor Berkshire SL4 5GD United Kingdom Attention: LNG Contracts Manager Telephone: +44(0) 1753 494000 Email: clng@centrica.com
Address:
New Venture House
3 Mill Creek Road
Pembroke HM05, Bermuda
Attention: Jack Finlay
Email: jfinlay@newfortressenergy.com

With a copy to:

c/o New Fortress Energy LLC
1345 Avenue of the Americas,
Floor 45
New York, NY 10105
Attention: Blair Marsteller
Telephone: + (212) 479 3117

Email: bmarsteller@newfortressenergy.com

Operational Matters:

CLNGOPS@centrica.com

SECTION 13
APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

SECTION 14
DISPUTE RESOLUTION

14.1	Dispute Resolution

(a)
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 14.2) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

(b)	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

(c)
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

(d)
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 14.1, (a) Buyer, any credit support required to be delivered to Seller pursuant to the terms of an Agreement and all persons whose interest in an Agreement derives from them shall be considered as one party; and (b) Seller and all persons whose interest in an Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

(e)
Consolidation. If the Parties initiate multiple arbitration proceedings under an Agreement and/or under any credit support required to be delivered to Seller pursuant to the terms of this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

(f)	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York City, State of New York.

(g)	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

(h)
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 12, as well as any other procedure authorized by law.

(i)	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 12.

(j)
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(k)
Interim Measures. Any party to the Dispute may apply to a court in New York City, State of New York for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

(1)
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(m)
Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

(n)	Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.

(o)
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(p)
Confidentiality. Any arbitration or expert determination relating to a Dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Section 15) to the extent necessary to enforce this Section 14.1 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

14.2	Expert Determination

(a)
In the event of any disagreement between the Parties regarding measurement and testing as per Section 5.1(b) or any other Dispute which the Parties agree to submit to an expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an expert selected as provided in this Section 14.2. The expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the AAA shall appoint such expert and shall administer such expert determination. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The expert shall endeavor to resolve the Measurement Dispute within thirty (30) days (but not later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

(b)
The expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 14.1 within thirty (30) days of the date the expert’s decision. If challenged, (i) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (ii) the decision shall be entitled to a rebuttable presumption of correctness; and (iii) the expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

(c)
In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement and testing as per Section 5.1(b), then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 14.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

(d)	The costs and expenses of the expert in settling or determining such Measurement Dispute shall be borne by the losing Party unless the expert determines otherwise.

SECTION 15
CONFIDENTIALITY

15.1	Confidentiality Obligation

Neither an Agreement nor information or documents that come into the possession of a Party by means of the other Party may be used or communicated to Persons (other than the Parties) without the consent of the other Party, which shall not be unreasonably withheld, except that either Party shall have the right to disclose such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)
to accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agrees or is obligated by professional standards to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties;

(b)	to lenders and other providers or prospective providers of finance to either Party;

(c)	to bona fide potential equity investors;

(d)
to bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, and bona fide prospective assignees of all or part of a Party’s interest in an Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties;

(e)	to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(f)
to a court, Governmental Authority or stock exchange, if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority (including the United States Securities and Exchange Commission) having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognised stock exchange or agency established in connection therewith;

(g)
to prospective assignees permitted under Section 16, to prospective and actual LNG suppliers, relevant operators, and Transporters, in each case only to the extent required for the execution and/or administration of contracts with such Persons;

(h)	to its Affiliates, its shareholders and partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information;

(i)	to any Government Authorities to the extent such disclosure assists Buyer and Seller in obtaining or maintaining Approvals;

(j)	to an expert in connection with the resolution of a Measurement Dispute pursuant to Section 14.2 or to an arbitration tribunal in connection with the resolution of a Dispute under Section 14.1;

(k)
to any Third Party as reasonably necessary for the performance of a Party’s obligations under an Agreement, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 15.1, and for the benefit of the Parties; and

(1)
to the extent any such information or document (i) has entered the public domain other than through the fault or negligence of the Party making the disclosure, (ii) was independently developed by the recipient, or (iii) was already known to the recipient from sources other than the other Party.

15.2	Public Announcements

Neither Party may issue or make any public announcement, press release or statement regarding an Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party, such approval not to be unreasonably withheld; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if, in the sole discretion of the disclosing Party, it is deemed appropriate to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates.

SECTION 16
ASSIGNMENT

16.1	Assignment with Prior Consent

(a)
Except as otherwise provided in Sections 16.1(d) and 16.2, neither Party shall have the right to assign an Agreement or any of its rights under an Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or unduly delayed), and any purported assignment without the consent of the other Party shall be void.

(b)	For a Party to assign this Agreement under Section 16.1(a) or 16.1(d):

(i)
the assignee shall have (1) a Qualifying Rating higher than that of the assigning Party or its credit support provider, as applicable, or (2) provide equivalent credit support to the other Party, in accordance to Section 7.7, prior to such novation or assignment; and

(ii)
such assignee shall assume all of the obligations of the assigning Party under an Agreement commencing as of the date of the assignment by execution of a copy of an Agreement in its own name (countersigned by the other Party) or by execution of a binding assignment and assumption agreement which is enforceable by such other Party.

(c)
Upon the assignment by Seller or Buyer of an Agreement in accordance with Section 16.1(a), the assignor shall be released from all further obligations, duties and liabilities under the Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such assignment.

(d)
Subject to each Party’s acceptable know-your-client due diligence, either Party shall be entitled to assign its rights and transfer its obligations under an Agreement to any of its Affiliates, provided that the original assigning Party and each subsequent assignee (having itself assigned to an Affiliate) shall be fully liable under the Agreement in the event of non-fulfillment of its obligations under the Agreement by an assignee.

16.2	Assignment of Rights for Security and Payment

A Party may assign without the other Party’s consent: (i) its rights to payment under an Agreement to a trust, trustee, bank, paying agent, financial entity or other Person for the purposes of any bona fide financing or in order to facilitate the making of any such payment; and (ii) any of its rights under an Agreement to any lender or agent or trustee of such lender as security for its obligations to any such lender under any such financing.

SECTION 17
REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties of the Parties

As of the date hereof and until the termination or expiration of an Agreement, each Party represents, undertakes and warrants that:

(a)	it is and shall remain duly formed and in good standing under the laws of its respective place of incorporation;

(b)	it has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under the Agreement;

(c)
it has (unless specifically provided in the Confirmation) all necessary governmental and other Third Party permits, approvals and licences required in connection with the execution, delivery and performance of such Agreement except to the extent that such permits, approvals and/or licences can only be obtained by Buyer (or Buyer’s Transporter in the case of an FOB delivery) or Seller (or Seller’s Transporter in the case of a DES delivery) at the time the relevant LNG Vessel arrives at either the Loading Location or the Unloading Location (as applicable), which permits, approvals and/or licences shall be obtained by the relevant Party as soon as possible upon arrival at such port;

(d)
it has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by the Agreement for which the other Party or any of its Affiliates could be liable; and

(e)
neither the execution, delivery nor performance of the Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of its organisational documents, any law (including economic and legal sanctions), judgment, order, decree, rule, embargo, trade control or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which it is a party.

17.2	Seller’s Warranty

Seller warrants to Buyer that, at the time of delivery of LNG to Buyer, Seller shall have title to all such LNG and covenants that it shall have the right at such time to sell the same and that such LNG shall be delivered free and clear of all liens, security interests, adverse claims, proprietary rights, privileges or encumbrances at the passing of title. Except for warranties of title and no liens or encumbrances, and subject to the provisions of an Agreement concerning the quality of LNG to be delivered under an Agreement, Seller expressly negates any warranty with respect to LNG delivered under an Agreement, written or oral, express or implied, including any warranty with respect to conformity to, samples, merchantability or fitness for any particular purpose.

17.3	Business Practices

Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party’s obligations under Section 18.10.

SECTION 18
MISCELLANEOUS

18.1	Amendments

An Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by both Parties.

18.2	Approvals

Each Party shall use commercially reasonable endeavours to maintain in force all Approvals necessary for its performance under an Agreement. Seller and Buyer shall cooperate fully with each other wherever necessary for this purpose.

18.3	Successors and Assigns

An Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

18.4	Waiver

No failure to exercise or delay in exercising any right or remedy arising from an Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

18.5	No Third Party Beneficiaries

The interpretation of this Master Agreement and each Agreement shall exclude any rights under legal principles conferring rights under a contract to Persons not a party to that contract. Nothing in this Master Agreement or any Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

18.6	Rules of Construction

Each provision of an Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to an Agreement.

18.7	Survival of Rights

Any termination or expiration of an Agreement shall be without prejudice to any rights, remedies, obligations and liabilities which may have accrued to a Party pursuant to an Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of an Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of an Agreement shall survive such termination or expiration and any provisions of an Agreement necessary for the exercise of such accrued rights or remedies shall survive expiry or termination of an Agreement to the extent so required. Furthermore, the provisions of Sections 1, 3, 7 (excluding Section 7.7) 8, 10, 12, 13, 14, 15 and 18 and Section 17.2 shall survive the termination or expiration of an Agreement.

18.8	Interpretation

(a)
Headings. The topical headings used in an Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of an Agreement relating to any topic are to be found in any particular Section or that the Section relates only to the topical heading.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article, Section, Annex or Exhibit means an Article, Section, Annex or Exhibit of an Agreement.

(e)
Include. The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)
Time Periods. References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)
Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	Currency. References to U.S. Dollars shall be a reference to the lawful currency from time to time of the United States of America.

(i)
Instruments. Unless otherwise provided, references to an Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of an Agreement.

18.9	Disclaimer of Agency

The rights, duties, obligations and liabilities of the Parties under an Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall an Agreement be deemed or construed to create, nor shall the Parties report for any purpose any transaction occurring pursuant to an Agreement as: (a) a partnership, joint venture or other association or a trust; nor (b) a lease or sales transaction with respect to any portion of Buyer’s Facilities. An Agreement shall not be deemed or construed to authorise any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in the Agreement. In their relations with each other under an Agreement, the Parties shall not be considered fiduciaries or financial advisors.

18.10	Prohibited Practices

(a)
Each Party agrees that in connection with an Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (i) violate any law applicable to that Party, or (ii) cause the other Party to be in violation of any law applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

(b)
Without limiting Section 18.10(a), each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with an Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

18.11	Records; Audit

Each Party shall keep all records necessary to confirm compliance with Sections 18.10(a)(ii), 18.10(b), and 18.13 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Sections 18.10(a)(ii), 18.10(b), or 18.13, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 18.11 shall be paid (a) by the Party being audited, if such Party is determined not to be in compliance with Sections 18.10(a)(ii), 18.10(b), or 18.13, as applicable, and (b) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Sections 18.10(a)(ii), 18.10(b), or 18.13, as applicable.

18.12	Indemnity

Each Party agrees to indemnify and hold the other Party harmless from any Liabilities arising out of the indemnifying Party’s breach of any or all of Section 18.10, Section 18.11, or Section 18.13, or the breach of the representation and warranty in Section 17.3.

18.13	Trade Law Compliance

Each Party agrees to comply with laws, policies, and Approvals of the government of the United States of America pertaining to any LNG delivered hereunder that is exported from the United States of America, including incorporating into any resale contract for LNG sold under an Agreement the necessary conditions to ensure compliance with such laws, policies and Approvals. Buyer shall promptly provide to Seller all information required by Seller to comply with such laws, policies and Approvals. If an Approval requires conditions to be included in an Agreement then, within fifteen (15) days following the issuance of such Approval, the Parties shall discuss the appropriate changes to be made to an Agreement to comply with all applicable Approvals and shall amend the Agreement to so comply. In respect of LNG delivered hereunder that is exported from the United States of America, Buyer acknowledges and agrees that it may not re-export, resell or transfer such LNG for delivery to any country to which delivery of such LNG is not authorised by United States of America laws and policies, or to any purchaser that has not agreed in writing to limit their direct or indirect re-export, resale or transfer of such LNG to such authorised destinations, and Buyer represents and warrants that the final delivery of such LNG is permitted and lawful under United States of America laws and policies, including the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause any Approval related to the export of LNG from the United States of America to be withdrawn, revoked, suspended or not renewed.

18.14	Severance of Invalid Provisions

If and for so long as any provision of an Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of an Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from an Agreement without affecting the validity of the balance of an Agreement.

18.15	No Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from (i) any expert determination or arbitration proceeding commenced pursuant to an Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination or arbitration commenced pursuant to an Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to an Agreement. Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

18.16	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of an Agreement.

18.17	Scope

This Master Agreement and each Confirmation constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof or thereof.

18.18	Contract Language

This Master Agreement, together with the Exhibits hereto, and any Confirmation shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

18.19	Counterpart Execution

This Master Agreement and each Confirmation may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Master Agreement and each Confirmation unless and until both Parties have executed a counterpart.

IN WITNESS WHEREOF, each of the Parties has caused this Master Agreement to be executed by its duly authorised representative as of the date first written above.

Centrica LNG Company Limited

By:	/s/ Jonathan Westby
Name:	JONATHAN WESTBY
Title:	DIRECTOR, CLNG

NFE North Trading Limited
By:	/s/ Jack Finlay
Name:	JACK FINLAY
Title:	CHIEF FINANCIAL OFFICER

EXHIBIT A

CONFIRMATION

Pursuant to the Master LNG Sale and Purchase Agreement (“Master Agreement”) dated ________ 20__, between Centrica LNG Company Limited (“Centrica”) and NFE North Trading Limited (“NFE”), Centrica and NFE agree upon the following LNG sale and purchase on this ___ day of __________, 20__. To the extent not inconsistent with this Confirmation, the Master Agreement is incorporated herein by reference.

TERMS AND CONDITIONS

I.          Definitions; Cross references

Capitalised terms used in this Confirmation but not defined herein shall have the meanings given to them in the Master Agreement. All references to “Section” in this Confirmation shall be a reference to a Section of the Master Agreement.

II.          Buyer

The Buyer shall be [               ].

III.          Seller

The Seller shall be [               ].

IV.          Terms of Delivery

The deliveries under this Confirmation shall be on [an FOB][DES] basis and Exhibit [B][C] of the Master Agreement shall apply.

V.          Loading Location

Loading Location shall be [__________],
Alternative Loading Location (if applicable) shall be [__________],

Seller’s Facilities shall be:
(a)          In respect of the Loading Location: [__________]; and

(b)          In respect of the Alternative Loading Location (if applicable) [__________].

VI.          Gas Supply Area

The following area and substrata area shall be a Gas Supply Area in respect of deliveries under this Confirmation:

(a)          in respect of the Loading Location (if applicable): [__________]; and
(b)          in respect of the Alternative Loading Location (if applicable): [__________].

VII.          Unloading Location

Unloading Location shall be [__________].
Alternative Unloading Location (if applicable) shall be [__________].

Buyer’s Facilities shall be:
(a)          in respect of the Unloading Location: [__________]; and
(b)          in respect of the Alternative Unloading Location (if applicable): [__________].

VII.          Contract Quantity

The number of Cargoes to be sold and purchased under this Confirmation is ____________.

The Deemed Cargo Quantity is __________.

VIII.          Quality

The Specifications for LNG at the Delivery Point are as follows:

[     ]

The LNG, when delivered by Seller to Buyer, shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or harmful extraneous material.

IX.          Delivery Schedule

The Delivery Window for each Cargo is as follows:

[____________________], [____________________], [____________________].

X.          Contract Sales Price

The Contract Sales Price, in USD per MMBTU, is as follows:

XI.          Seller’s Account for payment

The name of Seller’s bank and Seller’s account details for purposes of Section 0 of the Master Agreement are as follows:

Bank Name:
City:
Account Number:
SWIFT Code:

XII.          LNG Vessel and Alternative LNG Vessel to be used

The LNG Vessel shall have a minimum gross volumetric capacity of [__________] cubic meters and a maximum gross volumetric capacity of [__________] cubic meters.

The LNG Vessel to be utilized for transportation of the Cargo(es) under this Confirmation and her description is as follows:

Name of LNG Vessel:
IMO Number:

Each Alternative LNG Vessel shall have a minimum gross volumetric capacity of [__________] cubic meters and a maximum gross volumetric capacity of [__________] cubic meters.

The name and IMO number of each Alternative LNG Vessel(s) which may be nominated by [Buyer][Seller] are as follows:

Name of LNG Vessel:
IMO Number:

XIII.          Demurrage Rate

The rate of demurrage is US$ [__________] per day pro rata.

XIV.          Excess Boil-off Rate

The deemed excess boil-off rate is [_____]% of Cargo per day pro rata.

XV.          Heel

The Heel expected [to be on board upon arrival at the Loading Location] [to be retained by the LNG Vessel after unload] is [__________] cubic meters.

XVI.          Credit Support

[Attached is a [parent company guarantee] [irrevocable standby letter of credit] provided by or on behalf of [Buyer].]

[The Parties agree that prepayment shall apply]

Prepayment amount: US$[__________]

Prepayment due date: [__________] days prior to the Delivery Window

XVII.          Offshore Title Transfer

[Note if Section 9.2 applies.]

XVIII.          Other Provisions

Exhibit B, Section 5.2 - Allowed Laytime (FOB) shall be: [●] hours

Exhibit C, Section 5.2 – Allowed Laytime (DES) shall be: [●] hours

Discharge Rate is [__________]

Centrica LNG Company Limited	NFE North Trading Limited
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

SELLER’S FACILITIES, TRANSPORTATION AND LOADING – FOB DELIVERIES

1.          Seller’s Facilities Obligations

1.1
Seller’s Facilities shall be of appropriate design and sufficient capacity to enable the production, storage and loading of LNG in accordance with an Agreement. Seller’s Facilities shall include, without limitation, the following:

(a)
berthing facilities that comply with International Standards and are capable of receiving each LNG Vessel and Alternative LNG Vessel(s) and to which such vessels can safely reach, lie safely berthed and load safely afloat at all times and from which such vessels can safely depart fully laden;

(b)	loading facilities capable of loading LNG at an approximate rate of ten thousand (10,000) cubic metres per hour at a normal operating pressure;

(c)
a vapour return system of sufficient capacity to transfer from each LNG Vessel and Alternative LNG Vessel(s) quantities of Natural Gas necessary for the safe loading of LNG at such rates, pressures and temperatures required by the design of such vessels and/or good operating practice with respect to such vessels;

(d)	LNG storage tanks of adequate capacity to fully load the relevant Cargo upon arrival of each LNG Vessel and Alternative LNG Vessel(s);

(e)	appropriate systems for necessary email, facsimile, telephone and radio communications with each LNG Vessel and Alternative LNG Vessel(s); and

(f)	emergency shut down systems.

1.2
Seller warrants that Seller’s Facilities meet all applicable requirements and regulations, which are in force at the applicable Confirmation Date, for reception of each LNG Vessel and Alternative LNG Vessel(s) and the export and loading of LNG under the applicable Agreement.

2.          LNG Vessel Rights and Obligations

2.1
Buyer shall, at its sole expense, at all times throughout the period of supply of LNG, provide, maintain, and operate or cause to be provided, maintained and operated in good working order the LNG Vessel(s) specified in the applicable Confirmation, so that it is able to fulfil its obligations under the applicable Agreement.

2.2
Unless expressly stated otherwise in the applicable Confirmation, the LNG Vessel(s) and Alternative LNG Vessel(s) specified in the applicable Confirmation shall be deemed (i) to have been approved by Buyer and Seller and (ii) to be compatible with Buyer’s Facilities and Seller’s Facilities. If Seller has reserved the right in the applicable Confirmation to inspect and approve such LNG Vessel(s) and/or Alternative LNG Vessel(s) specified in the applicable Confirmation, such inspection shall be performed in a timely manner and such approval shall not be unreasonably withheld.

2.3
Buyer may, subject to the provisions of Section 11.6, upon written notice to Seller, nominate and utilise an approved Alternative LNG Vessel for delivery of a Cargo in which case, upon the notice date, such Alternative LNG Vessel shall become the LNG Vessel associated with such Cargo for all purposes under the Agreement including, but not limited to, Section 11.

2.4
Buyer may propose to Seller to use a substitute LNG Vessel (“Substitute LNG Vessel”) of similar cargo capacity to the LNG Vessel being substituted. Buyer’s use of such Substitute LNG Vessel shall not be permitted until Seller has approved such ship (any required inspection for such approval shall be performed in a timely manner and such approval shall not be unreasonably withheld). Upon notice of approval by Seller, such approved Substitute LNG Vessel shall become the LNG Vessel associated with the relevant Cargo for all purposes under the Agreement including, but not limited to, the Deemed Cargo Quantity and Section 11 (Force Majeure).

2.5
The inspection of LNG vessels pursuant to Sections 2.2 and 2.4 of Exhibit B above shall be at Seller’s expense. Any such inspection shall not relieve Buyer of any obligations it has to Seller pursuant to Section 2.6 of Exhibit B below. If an LNG vessel should prove not to be acceptable or not compatible with Seller’s Facilities, the Parties shall consult and cooperate, with a view to agreeing upon a course of action, which will permit the Agreement to be performed. Buyer shall not make or permit any modification of an approved LNG Vessel or Alternative LNG Vessel after the relevant Confirmation Date as a result of which the LNG Vessel or Alternative LNG Vessel would cease to be compatible with Seller’s Facilities.

2.6	Buyer shall ensure that, at the relevant Confirmation Date, each LNG Vessel and Alternative LNG Vessel shall be:

(a)	equipped with appropriate systems for communication with the Loading Location and Seller’s Facilities, including all ship-shore communication systems normally required for the loading of LNG;

(b)	entered for insurance with a P&I Club, including pollution liability standard for LNG vessels;

(c)	equipped with adequate facilities for mooring, unmooring and handling LNG at the Loading Location;

(d)
constructed and maintained in accordance with the rules and regulations of, and maintained in class with, a member of the International Association of Classification Societies that has prior experience in classifying LNG vessels, and in compliance with applicable treaties, laws of the country of vessel registry, and any other laws, recommendations and guidelines with which a Reasonable and Prudent Person who is an operator of LNG vessels would comply;

(e)
operated in compliance with International Standards and applicable laws of the country of vessel registry, including (i) those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and (ii) all Approvals for LNG vessels that are required for the transportation and loading of LNG at the Loading Location;

(f)
manned with skilled and competent operators, officers and crew who (i) are suitably qualified, trained and experienced in the required operation and international LNG ship operations and qualified to a minimum of all relevant IMO standards, (ii) are able to communicate with regulatory authorities and operators at Seller’s Facilities in written and spoken English, and (iii) have subscribed to a policy, reasonably acceptable to Seller, precluding the use of drugs or alcohol aboard an LNG vessel; and

(g)
operated in accordance with a plan that is consistent with the IMO’s Ship/Shore Safety Checklist for loading LNG and which has been agreed in writing with Seller before the commencement of loading operations.

2.7
Prior to the execution of any Confirmation, Seller shall provide Buyer with a copy of the Terminal Rules then in effect at the loading location. Buyer shall either comply with the relevant Terminal Rules as provided by Seller, or shall have obtained a waiver of such from Seller (whether such waivers are obtained before or after the applicable Confirmation Date). Buyer represents and warrants that as at the applicable Confirmation Date each LNG Vessel and Alternative LNG Vessel is required to and will be in a position to meet or has obtained valid waivers in respect of all applicable governmental or port authority requirements for operation in the waters of the country of the Loading Location as well as all applicable international requirements, which are then in force. Buyer shall ensure that the master, or other representative of Buyer’s Transporter executes any conditions of use (or similar document) that is required by the Loading Location or Seller’s Facilities in connection with the berthing of the LNG Vessel, provided that such obligations and liability limits are applied on a non-discriminatory basis to all LNG vessels using such Loading Location and Seller’s Facilities and are acceptable to the International Group of P&I Clubs, in either case in the ordinary course of business and on commercially reasonable terms.

2.8
If an LNG Vessel requires assistance from or the use in any manner of tugs, pilots, escort vessels or other support vessels in connection with the safe berthing and un‑berthing of such LNG Vessel, such assistance or use shall be at the sole risk and expense of Buyer unless agreed otherwise in the Confirmation. Seller shall provide Buyer with all reasonable assistance in securing assistance from tugs, pilots, escort vessels or other support vessels such as Buyer may require.

3.          Loading Location Operations

3.1
Seller shall operate, or cause to be operated, the loading terminal so as to permit loading of each LNG Vessel as quickly and efficiently as reasonably possible, and shall cooperate in prompt servicing and departure of such LNG Vessel pursuant to the loading schedule set forth in the applicable Confirmation. During loading of each Cargo, the LNG Vessel shall return to Seller’s Facilities Natural Gas in such quantities as are necessary for the safe loading of the LNG at such rates, pressures and temperatures as may be required by the LNG Vessel.

3.2
Buyer shall berth each LNG Vessel or cause it to be berthed as safely and expeditiously as reasonably possible in cooperation with Seller. In accordance with the loading schedule set forth in the applicable Confirmation, Seller and Buyer shall cooperate to commence loading or cause it to be commenced upon completion of berthing and to complete loading or cause it to be completed as safely and expeditiously as reasonably possible.

3.3
Buyer and Seller shall use reasonable endeavours to avoid any conflict with other LNG vessels in berthing an LNG Vessel at Seller’s Facilities. If an LNG Vessel arrives at the Loading Location within its Delivery Window, such LNG Vessel shall have priority over other LNG vessels except in the case that the other ship, having arrived within its scheduled delivery window is waiting due to Adverse Weather Conditions or other Force Majeure reasons. Seller shall use all reasonable endeavours to cause the operator of the Loading Location facilities to accept as soon as possible an LNG Vessel that arrives at the Loading Location prior to or after the Delivery Window. If an LNG Vessel and another LNG vessel are due to arrive at the Loading Location at a similar time and both vessels are outside their respective schedules, then the normal shipping industry practice of “first come, first served” shall apply.

3.4	Buyer shall cause each LNG Vessel to depart as safely and expeditiously as reasonably possible from the berth after Completion of Loading in cooperation with Seller.

3.5
Buyer shall cause each LNG Vessel to be loaded at the Loading Location as fully as is safely and reasonably practicable after taking into account the maximum amount of LNG that can safely and practically be loaded, allowing for the required draft upon arrival and departure at the Unloading Location (if nominated), and the Heel on board the LNG Vessel upon arrival at the Loading Location.

3.6
Seller shall pay all charges which are payable by reason of the LNG Vessel having to shift berth at the Loading Location, unless such shifting is a result of Buyer’s and/or Buyer’s Transporter’s action or inaction.

4.          Notices of LNG Vessel Movements and Characteristics of Cargoes

4.1
With respect to each Cargo to be delivered to Buyer in accordance with Exhibit B of an Agreement, Buyer shall give, or cause the master of the relevant LNG Vessel to give, to Seller, the following notices:

(a)
a first notice, which shall be sent either upon the departure (for the Loading Location) of the LNG Vessel from its previous port, or as early as reasonably possible and which shall set forth the time and date of departure, and the estimated time of arrival of the LNG Vessel at the Loading Location (“ETA”). If this ETA changes by more than twelve (12) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Seller;

(b)
a second notice, updating or confirming the ETA, which shall be sent ninety-six (96) hours prior to arrival at the Loading Location. If this ETA changes by more than six (6) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Seller;

(c)
a third notice, updating or confirming the ETA, which shall be sent forty-eight (48) hours prior to arrival at the Loading Location. If this ETA changes by more than six (6) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Seller;

(d)
a fourth notice, updating or confirming the ETA, which shall be sent twenty-four (24) hours prior to arrival at the Loading Location. If this ETA changes by more than four (4) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Seller;

(e)	a final notice, which shall be sent six (6) hours prior to arrival at the Loading Location;

(f)	a notice of readiness, when the LNG Vessel has arrived at the PBS and the LNG Vessel is ready to berth and to load LNG in all respects, purge and cool-down excepted (“Notice of Readiness”).

The notices referred to above shall be sent either by facsimile or by email.

4.2
Buyer’s notice under Section 4.1(a) of Exhibit B above shall state whether the LNG Vessel will require cooldown on arrival at the Loading Location, the estimated volume, expressed in cubic metres, of LNG (including any LNG required for such cool-down) which is to be loaded on the LNG Vessel at Seller’s Facilities and any operational deficiencies with respect to the LNG Vessel that may affect its port performance. Each further notice given by Buyer under Section 4.1 of Exhibit B above shall include details of any significant change in such information since the last such notice was given.

5.          Demurrage and Excess Boil-off at Loading Location

5.1
Laytime used in loading an LNG Vessel (“Used Laytime”) shall begin to count upon the earlier of (i) the LNG Vessel being all fast in the berth, (ii) six (6) hours after the tendering of the Notice of Readiness (provided the LNG Vessel tenders Notice of Readiness within the applicable Delivery Window) or (iii) 0600 hours Local Time on the first day of the applicable Delivery Window (provided the LNG Vessel arrives prior to such date) and shall end when the last loading arm is disconnected and the LNG Vessel is cleared for departure and able to depart.

5.2	Allowed Laytime at the Loading Location shall be nominated in the Confirmation.

5.3
In the event Used Laytime exceeds Allowed Laytime, Seller shall pay to Buyer or to Buyer’s Transporter’s account if so directed by Buyer, demurrage at the daily rate set forth in the applicable Confirmation. The Parties undertake that demurrage is the sole and exclusive compensation payable if the loading of an LNG Vessel has not been completed within the Allowed Laytime. However, if such delay also affects the delivery of subsequent Cargoes to Buyer scheduled in accordance with the applicable Confirmation or any other Confirmation entered into pursuant to this Master Agreement, Buyer and Seller shall consult in good faith to modify the Delivery Window in respect of such subsequent Cargoes so as to facilitate delivery of such Cargoes.

5.4	For computation of demurrage to be paid by Seller, any time lost as a result of any of the following shall be added to Allowed Laytime:

(a)	reasons attributable to the fault of Buyer, the Transporter, the LNG Vessel or its master, crew, owner or operator;

(b)	Force Majeure;

(c)	Adverse Weather Conditions;

(d)	time during which normal operation at the Loading Location is prohibited by law, regulation or decree; and

(e)
time required to purge and or cooldown the LNG Vessel (provided that the requirement for such purge or cooldown is not caused by an extended delay in berthing of the LNG Vessel to which Section 5.6 of Exhibit B below applies).

5.5
Without prejudice to Buyer’s right to receive demurrage in accordance with Section 5.3 of Exhibit B above, if any problem occurs or is foreseen to occur so as to cause delay to an LNG Vessel in berthing, loading and/or departing which results or is expected to result in Used Laytime exceeding Allowed Laytime, Seller and Buyer shall discuss the problem in good faith and use their reasonable endeavours to minimise such delay and, at the same time, cooperate with each other to identify measures which can be adopted to minimise or to avoid the occurrence of any similar delay in the future.

5.6
If an LNG Vessel is delayed in the commencement of loading (for reasons attributable to Seller) and, if as a result thereof, the commencement of loading is delayed beyond twenty-four (24) hours after the earlier of (i) the LNG Vessel being all fast in the berth, (ii) six (6) hours after the tendering of the Notice of Readiness (provided the LNG Vessel tenders Notice of Readiness within the applicable Delivery Window) or (iii) 0600 hours Local Time on the first day of the applicable Delivery Window (provided the LNG Vessel arrives prior to such date), then Seller shall pay Buyer an amount, on account of excess boil-off, equal to the Contract Sales Price for the relevant Cargo multiplied by the MMBTUs of excess boil-off. The MMBTUs of excess boil-off shall be calculated by multiplying the quantity of LNG in the Cargo as specified in the Confirmation (expressed in MMBTUs) by the deemed daily boil-off rate set forth in the applicable Confirmation by the number of days between the commencement of loading and the point in time when excess boil-off commenced as determined in accordance with this Section 5.6.

5.7
Buyer shall invoice Seller pursuant to Section 7.3 for amounts due under Sections 5.3 and 5.6 of this Exhibit B and shall provide the relevant documents and calculations in support of such amount, and seller shall pay such invoice in accordance with the terms of Section 7.4(b).

5.8
If the loading of an LNG Vessel is not completed within the Allowed Laytime and such delay is the fault of Buyer, and as a result another LNG vessel (which would have been loaded had this delay not occurred) is prevented from or delayed in loading, then Buyer shall reimburse to Seller the demurrage payable by Seller, if any, in respect of such LNG vessel; provided that Buyer shall not be required to reimburse to Seller any amounts based on a demurrage rate in excess of the demurrage rate set out in the relevant Confirmation.

6.          Cool-down Requirements and Boil-off

6.1
Any quantities of LNG required for gassing-up or cooldown of the LNG Vessel at the Loading Location shall be for Buyer’s account, and shall be invoiced pursuant to Section 7 at the Contract Sales Price established in the applicable Confirmation; unless the requirement for cool-down resulted from a delay in berthing caused by Seller, for which Buyer was entitled to a payment for excess boil-off pursuant to Section 5.6 of Exhibit B above, in which case the incremental costs of LNG required for gassing-up or cooldown shall be for Seller’s account. The Parties shall mutually agree on the method used to determine the gassing-up or cooling LNG quantities, which will be verified by the independent surveyor or independent surveyors appointed pursuant to Section 7.9 of Exhibit B below.

7.          Determination of Quantity and Quality

7.1
Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Vessel, as well as pressure and temperature measuring devices and all other measurement or testing devices that are incorporated in the structure of such LNG Vessel or customarily maintained on board ship.

7.2
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting continuous samples and for determining quality and composition of the delivered LNG and all other measurement or testing devices that are necessary to perform the measurement and testing required hereunder at Seller’s Facilities.

7.3
Each device provided for in this Section 7 shall be of a design that has been proven in service in an existing LNG trade, unless otherwise agreed by the Parties as provided below. Any devices provided for in this Section 7 not previously used in an existing LNG trade shall be chosen by agreement of the Parties and shall be such as are, at the time of selection, the most accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed upon and verified by the Parties in advance of their use, and such degree of accuracy shall be verified by an independent surveyor or independent surveyors. All such devices shall be subject to approval by classification societies or by the appropriate governmental authority of the country in which the Unloading Location is located and/or the country in which the Loading Location is located, as applicable.

7.4
The Parties shall cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Section 7 so that, as far as possible, measurements and tests may be conducted in either United States units of measurement or metric units of measurement. In the event that it becomes necessary to make measurements and tests using different systems or units of measurement, the Parties shall establish mutually agreed conversion tables. Measurement devices shall be calibrated in the United States units or metric units set out in the table below.

Measurement	United States Units	Metric Units
Volume:	Standard Cubic Feet	Cubic metres
Temperature:	Degrees Fahrenheit	Degrees Celsius
Pressure: (State whether absolute or gauge)	Pounds per square inch or inches of mercury	Kilograms per square Centimetre, bars, millibars, kilopascals or millimetres of mercury
Length:	Feet	Metres
Weight:	Pounds	Kilograms
Density:	Pounds per cubic foot	Kilograms per cubic metre

7.5	Buyer shall furnish to Seller, or cause Seller to be furnished with, a certified copy of tank gauge tables as described in Section 1 of Exhibit D for each tank of the LNG Vessel.

7.6
Volumes of LNG delivered at the Delivery Point under an Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessel(s) immediately before and after loading. Gauging the liquid in the tanks of the LNG Vessels(s) and the measuring of liquid temperature, vapour temperature and vapour pressure in each LNG tank, and the trim and list of the LNG Vessel(s) and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Copies of gauging and measurement records shall be furnished to Seller, and in the absence of manifest error, shall be conclusive. Gauging devices shall be selected, and measurements shall be effected, in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Sections 2 and 3 of Exhibit D.

7.7
Representative samples of the LNG delivered at the Delivery Point shall be obtained or caused to be obtained by Seller in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Section 4 of Exhibit D. Such samples shall be provided to Buyer at Buyer’s expense if such samples are requested by Buyer. Such samples shall be analysed, or caused to be analysed by Seller, in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Section 4 of Exhibit D in order to determine the BTU content, the molar fraction of the hydrocarbons and other components in the sample.

7.8	The quantity of BTUs loaded at the Loading Location shall be calculated by Seller in accordance with the procedures set forth in Section 5 of Exhibit D.

7.9
All measurements, gauging and analyses provided for in Sections 7.6 to 7.8 of Exhibit B above shall be witnessed and verified by an independent surveyor or independent surveyors. Prior to effecting such measurements, gauging and analyses, the Party responsible for such operations shall notify the representative of the other Party and the independent surveyor(s), allowing such representative and independent surveyor(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of either or both of the representative of the other Party or the independent surveyor after notification and reasonable opportunity to attend shall not prevent any operation or computation from being performed. The results of verifications by the independent surveyor(s) shall be made available promptly to each Party. All records of measurements and the computation results shall be preserved by the Party responsible for effecting such measurements and held available to the other relevant Party for a period of not less than one (1) year after such measurements and computations have been completed, or if longer until any dispute between the Parties relating in any way to such measurements and computations has been finally resolved (by agreement or arbitration or otherwise).

7.10
Permissible tolerances shall be as set forth in in Sections 1 and 2 of Exhibit D. Where the inaccuracy of a device is found to exceed the permissible tolerances, the device, if possible, shall be adjusted accordingly and recordings and computations made on the basis of those recordings shall be corrected with respect to any period of error that is definitely known or agreed by the Parties. All the invoices issued during such period of error shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between Buyer and Seller. In the event that the period of error is neither known nor agreed, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 7.10 shall not be applied to require the modification of any disputed invoice that has been finally resolved pursuant to Section 7.6.

7.11
All costs and expenses for testing and verifying measurement devices shall be borne by the Party who is testing or verifying the devices being tested and verified unless the testing is conducted at the request of the other Party and such testing does not disclose errors or inaccuracies which require correction in such measurement devices, in which event, the Party requesting such testing or verification shall bear such costs; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

7.12
Each Party shall be entitled to appoint an independent surveyor and bear their own fees and charges for the purposes of this Section 7 unless the Parties mutually agree to jointly appoint an independent surveyor and bear the fees and charges equally.

7.13
To the extent of any discrepancies between the measurements and test results determined by the Parties and the independent surveyor(s), the determination of the independent surveyor(s) shall prevail. If the Parties have each appointed an independent surveyor under Section 7.12 of Exhibit B and the independent surveyors do not jointly agree on a determination, either Party may notify the other Party of such disagreement and the Parties shall refer such Dispute to an Expert pursuant to Section 14.2.

8.          Liability

8.1
To the fullest extent permissible by law, Seller agrees (regardless of the presence or absence of insurance) to indemnify, defend and hold Buyer, Buyer’s Transporter, their Affiliates, and their respective officers, directors, employees, agents, successors, assigns, contractors and subcontractors (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all claims, losses, demands, damages, liabilities, costs and expenses (collectively, “Claims” and each a “Claim”) relating to any of:

(a)	the property, facilities or other assets of any of the Seller Indemnified Parties, or

(b)	the officers, directors, employees, and agents of Seller or any of the Seller Indemnified Parties,

unless such Claims arise from or relate to any act or incident involving the Wilful Misconduct of the management of any of the Buyer Indemnified Parties.

8.2
To the fullest extent permissible by law, Buyer agrees (regardless of the presence or absence of insurance) to indemnify, defend, and hold Seller, its Affiliates, and its officers, directors, employees, agents, successors, assigns, contractors and subcontractors (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Claims relating to any of:

(a)	the property, facilities or other assets of any of the Buyer Indemnified Parties, or

(b)	the officers, directors, employees, and agents of Buyer or any of the Buyer Indemnified Parties, or

(c)	any LNG Vessel utilised by Buyer in connection with the performance of an Agreement,

unless such Claims arise from or relate to any act or incident involving the Wilful Misconduct of the management of any of the Seller Indemnified Parties.

8.3
The Party entitled to indemnification shall promptly notify the Party obligated to indemnify that Party of any Claims in respect of which it is entitled to be indemnified under this Section 8. Such notice shall be given not later than thirty (30) days after the Party entitled to indemnification becomes aware of such Claims.

8.4
Any Party entitled to indemnification shall have the right, but not the obligation, to contest, defend and litigate (and to retain legal advisers of its choice in connection therewith) any Claims, action, suit, or proceeding by any Third Party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the said indemnity; provided, however, that the Party obligated to indemnify the other Party shall be entitled, at its option, to assume and control the defense of such Claim, action, suit, or proceeding at its expense and through legal advisers of its choice if it:

(a)	gives notice of its intention to do so to the other Party;

(b)	acknowledges in writing its obligation to indemnify the other Party to the full extent provided by this Section 8.4 of Exhibit B; and

(c)
reimburses the other Party for the reasonable costs and expenses previously incurred by the other Party prior to the assumption of such defense by the Party obligated to provide indemnification. No Party entitled to indemnification shall settle or compromise any Claim, action, suit or proceeding in respect of which it is entitled to be indemnified by the other Party without the prior written consent of the Party obligated to provide indemnification, which consent shall not be unreasonably or arbitrarily withheld or delayed.

EXHIBIT C

BUYER’S FACILITIES, TRANSPORTATION AND UNLOADING DES DELIVERIES

1.          Buyer’s Facilities Obligations

1.1
Buyer’s Facilities shall be of appropriate design and sufficient capacity to enable the unloading, storage and processing of LNG in accordance with an Agreement. Buyer’s Facilities shall include, without limitation, the following:

(a)
berthing facilities that comply with International Standards and are capable of receiving each LNG Vessel and Alternative LNG Vessel(s) and to which such vessels can safely reach fully laden, lie safely berthed and discharge safely afloat at all times and from which such vessels can safely depart;

(b)	unloading facilities capable of receiving LNG at the Discharge Rate from a fully laden LNG Vessel and Alternative LNG Vessel(s);

(c)
a vapour return system of sufficient capacity to transfer to each LNG Vessel and Alternative LNG Vessel(s) quantities of Natural Gas necessary for the safe unloading of LNG at such rates, pressures and temperatures required by the design of such vessels and/or good operating practice with respect to such vessels;

(d)	LNG, storage tanks of adequate capacity to receive and fully store the relevant Cargo upon arrival of each LNG Vessel and Alternative LNG Vessel(s);

(e)	appropriate systems for necessary e-mail, facsimile, telephone and radio communications with each LNG Vessel and Alternative LNG Vessel(s); and

(f)	emergency shut down systems.

1.2
Buyer warrants that Buyer’s Facilities meet all applicable requirements and regulations, which are in force at the applicable Confirmation Date, for reception of each LNG Vessel and Alternative LNG Vessel(s) and the unloading of LNG under the applicable Agreement.

2.          LNG Vessel Rights and Obligations

2.1
Seller shall, at its sole expense, at all times throughout the period of supply of LNG, provide, maintain, and operate or cause to be provided, maintained and operated in good working order the LNG Vessel(s) specified in the applicable Confirmation, so that it is able to fulfil its obligations under the applicable Agreement.

2.2
Unless expressly stated otherwise in the applicable Confirmation, the LNG Vessel(s) and Alternative LNG Vessel(s) specified in the applicable Confirmation shall be deemed (i) to have been approved by Buyer and Seller and (ii) to be compatible with Buyer’s Facilities and Seller’s Facilities. If Buyer has reserved the right in the applicable Confirmation to inspect and approve such LNG Vessel(s) and/or Alternative LNG Vessel(s) specified in the applicable Confirmation, such inspection shall be performed in a timely manner and such approval shall not be unreasonably withheld.

2.3
Seller may, subject to the provisions of Section 11.6, upon written notice to Buyer, nominate and utilise an approved Alternative LNG Vessel for delivery of a Cargo in which case, upon the notice date, such Alternative LNG Vessel shall become the LNG Vessel associated with such Cargo for all purposes under the Agreement including, but not limited to, Section 11.

2.4
Seller may propose to Buyer to use a substitute LNG vessel (“Substitute LNG Vessel”) of similar cargo capacity to the LNG Vessel being substituted. Seller’s use of such Substitute LNG Vessel shall not be permitted until Buyer has inspected and approved such ship (such inspection shall be performed in a timely manner and such approval shall not be unreasonably withheld). Upon notice of approval by Buyer, such approved Substitute LNG Vessel shall become the LNG Vessel associated with the relevant Cargo for all purposes under the Agreement including, but not limited to, the Deemed Cargo Quantity and Section 11 (Force Majeure).

2.5
The inspection of LNG vessel pursuant to Sections 2.2 of Exhibit C shall be at Buyer’s expense and the inspection of LNG vessel pursuant to 2.4 of Exhibit C shall be at Seller’s expense. Any such inspection shall not relieve Seller of any obligations it has to Buyer pursuant to Section 2.6 of Exhibit C below. If an LNG Vessel should prove not to be acceptable or not compatible with Buyer’s Facilities, the Parties shall consult and cooperate with a view to agreeing upon a course of action which will permit the Agreement to be performed. Seller shall not make or permit any modification of an approved LNG Vessel or Alternative LNG Vessel after the relevant Confirmation Date as a result of which the LNG Vessel or Alternative LNG Vessel would cease to be compatible with Buyer’s Facilities.

2.6	Seller shall ensure that at the relevant Confirmation Date, each LNG Vessel and Alternative LNG Vessel shall be:

(a)	equipped with appropriate systems for communication with the Unloading Location and Buyer’s Facilities, including all ship-shore communication systems normally required for the discharge of LNG;

(b)	entered for insurance with a P&I Club, including pollution liability standard for LNG vessels;

(c)	equipped with adequate facilities for mooring, unmooring and handling LNG at the Unloading Location;

(d)
constructed and maintained in accordance with the rules and regulations of, and maintained in class with, a member of the International Association of Classification Societies that has prior experience in classifying LNG vessels, and in compliance with applicable treaties, laws of the country of vessel registry, and any other laws, recommendations and guidelines with which a Reasonable and Prudent Person who is an operator of LNG vessels would comply;

(e)
operated in compliance with International Standards and applicable laws of the country of vessel registry, including (i) those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and (ii) all permits and approvals from governmental authorities for LNG vessels that are required for the transportation and discharge of LNG at the Unloading Location;

(f)
manned with skilled and competent operators, officers and crew who (i) are suitably qualified, trained and experienced in the required operation and international LNG ship operations and qualified to a minimum of all relevant IMO standards, (ii) are able to communicate with regulatory authorities and operators at Buyer’s Facilities in written and spoken English, and (iii) have subscribed to a policy, reasonably acceptable to Buyer, precluding the use of drugs or alcohol aboard an LNG vessel; and

(g)
operated in accordance with a plan that is consistent with the IMO’s Ship/Shore Safety Checklist for discharging LNG and which has been agreed in writing with Buyer before the commencement of unloading operations.

2.7
Prior to the execution of any Confirmation, Buyer shall provide Seller with a copy of the Terminal Rules then in effect at the Unloading Location. Seller shall either comply with the relevant Terminal Rules as provided by Buyer, or shall have obtained a waiver of such from Buyer (whether such waivers are obtained before or after the applicable Confirmation Date). Seller represents and warrants that as at the applicable Confirmation Date each LNG Vessel and Alternative LNG Vessel is required to and will be in a position to meet or has obtained valid waivers in respect of all applicable governmental or port authority requirements for operation in the waters of the country of the Unloading Location as well as all applicable international requirements which are then in force. Seller shall ensure that the master, or other representative of Seller’s Transporter executes any conditions of use (or similar document) that is required by the Unloading Location or Buyer’s Facilities in connection with the berthing of the LNG Vessel, provided that such obligations and liability limits are applied on a non-discriminatory basis to all LNG vessels using such Unloading Location and Buyer’s Facilities and are acceptable to the International Group of P&I Clubs, in either case in the ordinary course of business and on commercially reasonable terms.

2.8
If an LNG Vessel requires assistance from or the use in any manner of tugs, pilots, escort vessels or other support vessels in connection with the safe berthing and un-berthing of such LNG Vessel, such assistance or use shall be at the sole risk and expense of Seller unless agreed otherwise in the Continuation. Buyer shall provide Seller with all reasonable assistance in securing assistance from tugs, pilots, escort vessels or other support vessels such as Seller may require.

3.          Unloading Location Operations

3.1
Buyer shall operate, or cause to be operated, the receiving terminal so as to permit unloading of each LNG Vessel as quickly and efficiently as reasonably possible, and shall cooperate in prompt servicing and departure of such LNG Vessel pursuant to the unloading schedule set forth in the applicable Confirmation. During unloading of each Cargo, the Buyer’s Facilities shall return to the LNG Vessel Natural Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the LNG Vessel.

3.2
Seller shall berth each LNG Vessel or cause it to be berthed as safely and expeditiously as reasonably possible in cooperation with Buyer. In accordance with the delivery schedule set forth in the applicable Confirmation, Buyer and Seller shall cooperate to commence unloading or cause it to be commenced upon completion of berthing and complete unloading or cause it to be completed as safely and expeditiously as reasonably possible.

3.3
Buyer and Seller shall use reasonable endeavours to avoid any conflict with other LNG vessels in berthing an LNG Vessel at Buyer’s Facilities. If an LNG Vessel arrives at the Unloading Location within its Delivery Window, such LNG Vessel shall have priority over other LNG vessels except in the case that the other ship, having arrived within its scheduled delivery window is waiting due to Adverse Weather Conditions or other Force Majeure reasons. Buyer shall use reasonable endeavours to cause the operator of the Unloading Location facilities to accept as soon as possible an LNG Vessel that arrives at the Unloading Location prior to or after the Delivery Window. If an LNG Vessel and another LNG vessel are due to arrive at the Unloading Location at a similar time and both vessels are outside their respective schedules, then the normal shipping industry practice of “first come, first served” shall apply.

3.4	Seller shall cause each LNG Vessel to depart as safely and expeditiously as reasonably possible from the berth after Completion of Unloading in cooperation with Buyer.

3.5
Seller shall cause each LNG Vessel to be discharged at the Unloading Location as fully as is safely and reasonably practicable after taking into account the maximum amount of LNG that can safely and practically be discharged, allowing for boil-off (resulting from the voyage between the Loading Location and the Unloading Location), and the Heel to be retained by the LNG Vessel after discharge.

3.6
Buyer shall pay all charges which are payable by reason of the LNG Vessel having to shift berth at the Unloading Location, unless such shifting is a result of Seller’s and/or Seller’s Transporter’s action or inaction.

4.          Notices of LNG Vessel Movements and Characteristics of Cargoes

4.1	With respect to each Cargo to be delivered to Buyer pursuant to an Agreement, Seller shall give, or, cause the master of the LNG Vessel to give, to Buyer, the following notices:

(a)
a first notice, which shall be sent either upon the departure (from the Unloading Location) of the LNG Vessel from the Loading Location, or as early as reasonably possible, and which shall set forth the time and date of departure, and the estimated time of arrival of the LNG Vessel at the Unloading Location (“ETA”). If this ETA changes by more than twelve (12) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Buyer;

(b)
a second notice, updating or confirming the ETA, which shall be sent one hundred and sixty-eight (168) hours prior to arrival at the Unloading Location. If this ETA changes by more than six (6) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Buyer;

(c)
a third notice, updating or confirming the ETA, which shall be sent seventy-two (72) hours prior to arrival at the Unloading Location. If this ETA changes by more than six (6) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Buyer;

(d)
a fourth notice, updating or confirming the ETA, which shall be sent forty-eight (48) hours prior to arrival at the Unloading Location. If this ETA changes by more than six (6) hours, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Buyer;

(e)
a fifth notice, updating or confirming the ETA, which shall be sent twenty-four (24) hours prior to arrival at the Unloading Location. If this ETA changes by more than one (1) hour, the LNG Vessel’s master shall promptly give notice of the corrected ETA to Buyer; and

(f)	notice of readiness when the LNG Vessel has arrived at the PBS and the LNG Vessel is ready to berth and to unload LNG in all respects (“Notice of Readiness”).

The notices referred to above shall be sent either by facsimile or email.

4.2
Seller’s notice under Section 4.1(a) of Exhibit C above shall state the estimated volume, expressed in cubic metres, of LNG which is to be unloaded from the LNG Vessel at Buyer’s Facilities and any operational deficiencies with respect to the LNG Vessel that may affect its port performance. Each further notice given by Seller under Section 4.1 of Exhibit C above shall include details of any significant change in such information since the last such notice was given.

5.          Demurrage and Excess Boil-off at Unloading Location

5.1
Laytime used in unloading an LNG Vessel (“Used Laytime”) shall begin to count upon the earlier of (i) the LNG Vessel being all fast and fully moored at Buyer’s Facilities, (ii) six (6) hours after the tendering of the Notice of Readiness (provided the LNG Vessel tenders Notice of Readiness within the applicable Delivery Window) or (iii) 0600 hours Local Time on the first day of the applicable Delivery Window (provided the LNG Vessel arrives prior to such date and has tendered the Notice of Readiness) and shall end when the last unloading arm is disconnected and the LNG Vessel is cleared for departure and able to depart.

5.2	Allowed Laytime at the Unloading Location shall be nominated in the Confirmation.

5.3
In the event Used Laytime exceeds Allowed Laytime, Buyer shall pay to Seller or to Seller’s Transporter’s account so directed by seller, demurrage at the daily rate set forth in the applicable Confirmation. The Parties undertake that demurrage is the sole and exclusive compensation payable if the unloading of an LNG Vessel has not been completed within the Allowed Laytime. However, if such delay also affects the delivery of subsequent Cargoes to Buyer scheduled in accordance with the applicable Confirmation or any other Confirmation entered into pursuant to this Master Agreement, Seller and Buyer shall consult in good faith to modify the Delivery Window in respect of such subsequent Cargoes so as to facilitate delivery of such Cargoes.

5.4	For computation of demurrage to be paid by Buyer, any time lost as a result of any of the following shall be added to Allowed Laytime:

(a)	reasons attributable to the fault of Seller, the Transporter, the LNG Vessel or its master, crew, owner or operator;

(b)	Force Majeure;

(c)	Adverse Weather Conditions; and

(d)	time during which normal operation at the Unloading Location is prohibited by law, regulation or decree.

5.5
Without prejudice to Seller’s right to receive demurrage in accordance with Section 5.3 of Exhibit C above, if any problem occurs or is foreseen to occur so as to cause delay to an LNG Vessel in berthing, unloading and/or departing which results or is expected to result in Used Laytime exceeding Allowed Laytime, Buyer and Seller shall discuss the problem in good faith and use their reasonable endeavours to minimise such delay and, at the same time, cooperate with each other to identify measures which can be adopted to minimise or to avoid the occurrence of any similar delay in the future.

5.6
If an LNG Vessel is delayed in the commencement of unloading (for reasons attributable to Buyer) and, if as a result thereof, the commencement of unloading is delayed beyond twenty-four (24) hours after the earlier of (i) the LNG Vessel being all fast and fully moored at Buyer’s Facilities, (ii) six (6) hours after the tendering of the Notice of Readiness (provided the LNG Vessel tenders Notice of Readiness, within the applicable Delivery Window) or (iii) 0600 hours Local Time on the first day of the applicable Delivery Window (provided the LNG Vessel arrives prior to such date and has tendered the Notice of Readiness), then Buyer shall pay Seller an amount, on account of excess boil-off, equal to the Contract Sales Price for the relevant Cargo multiplied by the MMBTUs of excess boil-off. The MMBTUs of excess boil-off shall be calculated by multiplying the quantity of LNG in the Cargo as specified in the Confirmation (expressed in MMBTUs) by the deemed daily boil-off rate set forth in the applicable Confirmation by the number of days between the commencement of unloading and the point in time when excess boil-off commenced as determined in this Section 5.6.

5.7
Seller shall invoice Buyer pursuant to Section 7.3 for amounts due under Sections 5.3 and 5.6 of this Exhibit C and shall provide the relevant documents and calculations in support of such amount, and Buyer shall pay such invoice in accordance with the terms of Section 7.4(b).

5.8
If the unloading of an LNG Vessel is not completed within the Allowed Laytime and such delay is the fault of Seller, and as a result another LNG vessel (which would have been unloaded if this delay had not occurred) is prevented from or delayed in unloading, then Seller shall reimburse to Buyer the demurrage payable by Buyer, if any, in respect of such LNG vessel; provided that Seller shall not be required to reimburse to Buyer any amounts based on a demurrage rate in excess of the demurrage rate set out in the relevant Confirmation.

6.          Determination of Quantity and Quality

6.1
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Vessel, as well as pressure and temperature measuring devices and all other measurement or testing devices that are incorporated in the structure of such LNG Vessel or customarily maintained on board ship.

6.2
Buyer shall supply operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting continuous samples and for determining quality and composition of the delivered LNG and all other measurement or testing devices that are necessary to perform the measurement and testing required hereunder at Buyer’s Facilities.

6.3
Each device provided for in this Section 6 shall be of a design that has been proven in service in an existing LNG trade, unless otherwise agreed by the Parties as provided below. Any devices provided for in this Section 6 not previously used in an existing LNG trade shall be chosen by agreement of the Parties and shall be such as are, at the time of selection, the most accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed upon and verified by the Parties in advance of their use, and such degree of accuracy shall be verified by an independent surveyor or independent surveyors. All such devices shall be subject to approval by classification societies or by the appropriate governmental authority of the country in which the Unloading Location is located and/or the country in which the Loading Location is located, as applicable.

6.4
The Parties shall cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Section 6 so that, as far as possible, measurements and tests may be conducted in either United States units of measurement or metric units of measurement. In the event that it becomes necessary to make measurements and tests using different systems or units of measurement, the Parties shall establish mutually agreed conversion tables. Measurement devices shall be calibrated in the United States units or metric units set out in the table below.

Measurement	United States Units	Metric Units
Volume:	Cubic Feet	Cubic metres
Temperature:	Degrees Fahrenheit	Degrees Celsius
Pressure: (State whether absolute or gauge)	Pounds per square Inch or inches of mercury	Kilograms per square Centimetre, bars, millibars, kilopascals or millimetres of mercury
Length:	Feet	Metres
Weight:	Pounds	Kilograms
Density:	Pounds per cubic foot	Kilograms per cubic metre

6.5	Seller shall furnish to Buyer, or cause Buyer to be furnished with, a certified copy of tank gauge tables as described in Section 1 of Exhibit D for each tank of the LNG Vessel.

6.6
Volumes of LNG delivered at the Delivery Point under an Agreement shall be determined by gauging the LNG in the tanks of the LNG Vessel(s) immediately before and after unloading. Gauging the liquid in the tanks of the LNG Vessel(s) and the measuring of liquid temperature, vapour temperature and vapour pressure in each LNG tank and the trim and list of the LNG Vessel(s) and atmospheric pressure shall be performed, or caused to be performed, by Seller before and after unloading. Copies of gauging and measurement records shall be finished to Buyer, and in the absence of manifest error, shall be conclusive. Gauging devices shall be selected, and measurements shall be effected, in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Sections 2 and 3 of Exhibit D.

6.7
Representative samples of the LNG delivered at the Delivery Point shall be obtained or caused to be obtained by Buyer in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Section 4 of Exhibit D. Such samples shall be provided to Seller at Seller’s expense if such samples are requested by Seller. Such samples shall be analysed, or caused to be analysed by Buyer, in accordance with the procedures set forth in the Terminal Rules or, in the absence of such procedures, with the procedures set forth in Section 4 of Exhibit D in order to determine the BTU content, the molar fraction of the hydrocarbons and other components in the sample.

6.8	The quantity of BTUs unloaded at the Unloading Location shall be calculated by Buyer in accordance with the procedures set forth in Section 5 of Exhibit D.

6.9
All measurements, gauging and analyses provided for in Sections 6.6 to 6.8 of Exhibit C above shall be witnessed and verified by an independent surveyor or independent surveyors. Prior to effecting such measurements, gauging and analyses, the Party responsible for such operations shall notify the representatives of the other Party and the independent surveyor, allowing such representative and independent surveyor(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of either or both of the representative of the other Party or the independent surveyor after notification and reasonable opportunity to attend shall not prevent any operation or computation from being performed. The results of the verifications by the independent surveyor shall be made available promptly to each Party. All records of measurements and the computation results shall be preserved by the Party responsible for effecting such measurements and held available to the other relevant Party for a period of not less than one (1) year after such measurements and computations have been completed, or if longer until any dispute between the Parties relating in any way to such measurement and computations has been finally resolved (by agreement or arbitration or otherwise).

6.10
Permissible tolerances shall be as set forth in Sections 1 and 2 of Exhibit D. Where the inaccuracy of a device is found to exceed the permissible tolerances, the device, if possible, shall be adjusted accordingly and recordings and computations made on the basis of those recordings shall be corrected with respect to any period of error that is definitely known or agreed by the Parties. All the invoices issued during such period of error shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between Seller and Buyer. In the event that the period of error is neither known nor agreed, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 6.10 shall not be applied to require the modification of any disputed invoice that has been finally resolved pursuant to Section 7.6.

6.11
All costs and expenses for testing and verifying measurement devices shall be borne by the Party who is testing or verifying the devices being tested and verified unless the testing is conducted at the request of the other Party and such testing does not disclose errors or inaccuracies which require correction in such measurement devices, in which event, the Party requesting such testing or verification shall bear such costs; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

6.12
Each Party shall be entitled to appoint an independent surveyor and bear their own fees and charges for the purposes of this Section 6 unless the Parties Mutually agree to jointly appoint an independent surveyor and bear the fees and charges equally.

6.13
To the extent of any discrepancies between the measurements and test results determined by the Parties and the independent surveyor(s), the determination of the independent surveyor(s) shall prevail. If the Parties have each appointed an independent surveyor under Section 6.12 of Exhibit C and the independent surveyors do not jointly agree on a determination, either Party may notify the other Party of such disagreement and the Parties shall refer such Dispute to an Expert pursuant to Section 15.2.

7.          Liability

7.1
To the fullest extent permissible by law, Seller agrees (regardless of the presence or absence of insurance) to indemnify, defend and hold Buyer, their Affiliates, and their respective officers, directors, employees, agents, successors, assigns, contractors and subcontractors (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all claims, losses, demands, damages, liabilities, costs and expenses (collectively, “Claims” and each a “Claim”) relating to any of:

(a)	the property, facilities or other assets of any of the Seller Indemnified Parties, or

(b)	the officers, directors, employees, and agents of Seller or any of the Seller Indemnified Parties, or

(c)	any LNG Vessel utilised by Seller in connection with the performance of an Agreement,

unless such Claims arise from or relate to any act or incident involving the Wilful Misconduct of the management of any of the Buyer Indemnified Parties.

7.2
To the fullest extent permissible by law, Buyer agrees (regardless of the presence or absence of insurance) to indemnify, defend, and hold Seller, Seller’s Transporter, their Affiliates, and their respective officers, directors, employees, agents, successors, assigns, contractors and subcontractors (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Claims relating to any of:

(a)	the property, facilities or other assets of any of the Buyer Indemnified Parties, or

(b)	the officers, directors, employees, and agents of Buyer or any of the Buyer Indemnified Parties,

unless such Claims arise from or relate to any act or incident involving the Wilful Misconduct of the management of any of the Seller Indemnified Parties.

7.3
The Party entitled to indemnification shall promptly notify the Party obligated to indemnify that Party of any Claims in respect of which it is entitled to be indemnified under this Section 7. Such notice shall be given not later than thirty (30) days after the Party entitled to indemnification becomes aware of such Claims.

7.4
Any Party entitled to indemnification shall have the right, but not the obligation, to contest, defend and litigate (and to retain legal advisers of its choice in connection therewith) any Claims, action, suit, or proceeding by any Third Party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the said indemnity; provided, however, that the Party obligated to indemnify the other Party shall be entitled, at its option, to assume and control the defense of such Claim, action, suit, or proceeding at its expense and through legal advisers of its choice if it:

(a)	gives notice of its intention to do so to the other Party;

(b)	acknowledges in writing its obligation to indemnify the other Party to the full extent provided by this Section 7.4; and

(c)
reimburses the other party for the reasonable costs and expenses previously incurred by the other Party prior to the assumption of such defense by the Party obligated to provide indemnification. No Party entitled to indemnification shall settle or compromise any Claim, action, suit or proceeding in respect of which it is entitled to be indemnified by the other Party without the prior written consent of the Party obligated to provide indemnification, which consent shall not be unreasonably or arbitrarily withheld or delayed.

EXHIBIT D

MEASUREMENT, SAMPLING AND TESTING

The procedures and guidelines specified in this Exhibit D shall be used to determine the quantity of LNG delivered pursuant to a Confirmation. Where the Terminal Rules contradict this Exhibit D then the Terminal Rules shall prevail only to the extent necessary to facilitate use of the measurement equipment installed and regularly used at the Terminal and not in respect of Section 5 (Determination of BTU Quantity of LNG Delivered) of this Exhibit D.

Throughout this Exhibit, reference to “Party A” shall be Buyer in case of an FOB delivery or Seller in the case of a DES delivery and reference to “Party B” shall be Seller in the case of an FOB delivery or Buyer in the case of a DES delivery.

1.	Tank Gauge Tables

1.1
Prior to the utilisation of any LNG Vessel: (a) in the case of an LNG Vessel the tanks of which have never been calibrated shall be calibrated for volume against level by an industry recognised authority agreed by the Parties, or (b) in the case of an LNG Vessel the tanks of which have previously been calibrated, evidence of such calibration by an industry recognised authority agreed by the Parties and this shall be affected to both Parties.

1.2
If any cargo tank in the LNG Vessel in the Confirmation is internally modified which impacts the tank tables, or suffers distortion since the tanks in the LNG Vessel were last calibrated, Party A shall immediately inform Party B and arrange for a recalibration of such cargo tanks.

1.3
In the event that any LNG tank of any LNG Vessel suffers distortion or undergoes reinforcement or modification of such a nature as to reasonably cause either Seller or Buyer to question the validity of the tank gauge tables referred to above, Party A shall arrange for such LNG tank to be re-calibrated in the same manner as set forth in above during any period when such LNG Vessel is out of service for inspection and/or repairs. Party A shall bear the costs of re-calibration unless such re-calibration was done at Party B’s request and did not demonstrate any uncertainty in the tank gauge tables, in which case Party B shall pay the costs of re-calibration. Except as provided in this paragraph, no other re-calibration of any LNG tank of any LNG Vessel shall be required.

1.4	Calibration of the tanks shall be prepared in accordance with methods described in the LNG Custody Transfer Handbook.

1.5	Calibration certificate shall state that the tank tables are determined with an uncertainty less than 0.2%.

2.	Selection of Gauging Devices

2.1	Liquid Level Gauging Devices

(a)	The condition of the tank at the time of the custody transfer shall be as described in clause 5.6 of ISO 13398.

(b)
Each LNG tank of each LNG Vessel shall be equipped with a main and an auxiliary liquid level gauging device. Preferable order is microwave, electrical capacitance and float. For each kind, its characteristics, tolerances, installation, operation and checking will be based on the following standards:

(i)	Microwaves gauges. ISO 13689. Refrigerated light hydrocarbon fluids – Measurement of liquid levels in tank containing liquefied gases – Microwave gauges.

(ii)	Electrical capacitance gauges. ISO 8309. Refrigerated light hydrocarbon fluids – Measurement of liquid levels in tank containing liquefied gases Electrical capacitance gauge.

(iii)	Float type level gauges. ISO 10574. Refrigerated light hydrocarbon fluids – Measurement of liquid levels in tank containing liquefied gases – Float type level gauges.

Subject to the prior written approval of the Parties, any devices of equal or greater accuracy (as demonstrated by the Party controlling the applicable LNG Vessel) may be used in substitution of any of the above liquid level gauging devices.

(c)
The measurement uncertainty of the main liquid level gauging devices shall be no worse than +/-7.5 millimetres and of the auxiliary liquid level gauging devices shall be no worse than +/- 10 millimetres.

(d)
The auxiliary measurement device shall always be in operation to provide a comparison to and as a monitor for any malfunction of the primary measurement device. Failure of the main measurement device shall not cause failure of the auxiliary device. Each gauge shall conform to ISO 18132-1.

(e)	Recalibration of liquid level gauging devices shall be carried out during each dry docking or immediately if determined to be out of calibration during operations.

(f)
The level of liquid in the tanks shall be determined by the main measuring devices that give automatic readouts in the cargo control room, but if there is any failure the level of liquid shall be determined by using the auxiliary liquid level gauging device for the relevant cargo tank(s). For the purpose of volume calculations, the level of each tank shall be taken as the arithmetic average of five (5) readings at fifteen (15) second intervals. Such five (5) readings shall be made in as rapid succession as possible. The arithmetic average of such readings shall be deemed the liquid level.

(g)	Such arithmetic average shall be calculated to the nearest zero decimal one (0.1) millimetre and shall be rounded to the nearest millimetre.

(h)
The same liquid level gauging device shall be used for both the initial and final measurements during loading. If the main level gauging device is inoperative at the time of commencement of loading, necessitating use of the auxiliary level gauging device, the auxiliary level gauging device shall be used at the time of cessation of loading, even if the main level gauging device has subsequently become operative.

(i)	Trim and list of the LNG Vessel shall be kept unchanged while the referenced measurements are performed.

2.2	Temperature Gauging Devices

(a)
Each LNG tank of each LNG Vessel shall be equipped with a minimum of four (4) temperature gauging devices located on or near the vertical axis of such LNG tank. One of the temperature sensors shall be amounted at the bottom of each tank, and another of the temperature sensors shall be amounted at the top of each tank to make sure that the temperature of liquid and vapour can always available. The sensors shall be carefully located to avoid the effects of the LNG spray. These temperature sensors shall have 100% back up redundancy in the form of spare sensors, for emergency use mounted adjacent to such temperature sensors.

(b)
The characteristics, tolerances, installation, operation and checking of the temperature gauging devices must agree with ISO 8310 Refrigerated light hydrocarbon fluids – Measurement of temperature in tanks containing liquefied gases – Resistance thermometers and thermocouples.

(c)	The measurement uncertainty of the temperature gauging devices shall under normal operating be less than 0.3°C.

(d)	Recalibration of temperature measuring devices shall be carried out during each dry docking or immediately if determined to be out of calibration during operations.

2.3	Pressure Gauging Devices

(a)
Each LNG tank of each LNG Vessel shall have at least one absolute pressure gauging device. If absolute pressure gauging devices are not available, then relative pressure gauging devices may be used and the absolute pressure determined by measuring atmospheric pressure at the same time and adding to the relative pressure.

(b)
Its characteristics, tolerances, installation, operation and checking of the pressure gauging devices must agree with ISO 13398 Refrigerated light hydrocarbon fluids – Liquefied natural gas – procedure for custody transfer on board ship.

(c)	The measurement accuracy of the pressure gauging device shall be plus or minus one percent (+/- 1%) of full-scale.

2.4	Inclinometer and Draft Gauge

(a)	The LNG Vessel will be equipped with an inclinometer (list gauging device) and draft gauge (trim gauging device). The inclinometer provided may be an electronic analogue or a digital type.

(b)	For digital inclinometers, the total error shall not exceed ±0.01 degree for typical intended range (usually ±2 degrees for trim and ±5 degrees for list).

(c)
For analogue inclinometer, the total error shall not exceed ±0.02 degree over the intended range (usually ±2 degrees for trim and ±5 degrees for list). Calibration shall be carried out in accordance with the manufacturer’s recommended procedures. The difference shall not exceed 0.25% of the range.

(d)	The draft gauge shall measure the vessels draft forward, port/starboard, midship, and aft with accuracy within ± 50mm.

(e)	List and trim measurements shall be made using devices whose accuracy is at least +/- 0.5% of full span.

2.5	Verification of Accuracy of Gauging Devices

Gauging devices shall be verified for accuracy. Permissible tolerances shall be as described in this Exhibit D. Where the inaccuracy of a device is found to exceed the permissible tolerances, the device, if possible, shall be adjusted accordingly and recordings and computations made on the basis of those recordings shall be corrected with respect to any period of error that is definitely known or agreed by the Parties. All the invoices issued during such period of error shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between Buyer and Seller. In the event that the period of error is neither known nor agreed, corrections shall be made for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device.

3.	Measurement Procedures

The Buyer and Seller shall have the right for a representative to be present at gaugings, chromatograph calibration and sampling. The absence of either Party shall not prevent such activities or delay LNG transfer.

3.1	Volume

(a)
The quantity in Cubic Meters and the temperature and the pressure of the delivered LNG shall be measured with the LNG Vessel instrumentation in accordance with the methods described in the LNG Custody Transfer Handbook.

(b)
After an LNG Vessel is docked and before unloading/loading commences, the representative of LNG Vessel shall cause the LNG Vessel to be levelled with list and trim to be zero with readings to be taken and noted from the primary clinometer and draught gauges. If it is not possible to trim ship due to weather, tide or ballast conditions, then list and trim correction data charts shall be used. Party A shall cause the first gauging to be made after the master of the LNG Tanker has given notice of cessation of Natural Gas burning and completion of emergency shutdown testing (and confirmation of stoppage of all spray pumps and compressors and shut-off of Natural Gas master valve to the LNG Tanker’s boilers) but prior to opening the manifold ESD valves of the LNG tanker and starting the LNG transfer pumps. A second gauging operation shall take place immediately after the Completion of Unloading (and confirmation of shut-off of the manifold ESD valves and Natural Gas master valve to the LNG Tanker’s boilers, with the transfer pumps off and allowing sufficient time for the liquid level to stabilise). Measurements prior to commencement of unloading and after Completion of Unloading shall be carried out based on the LNG Tanker condition upon arrival at the berth (i.e., depending on whether the LNG Tanker arrives with deck piping full or deck piping empty). Since significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, gauging shall be performed with these lines in the same condition prior to commencement of unloading and after Completion of Unloading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when measurement is taken before commencement of unloading commences, they shall be emptied prior to measurement following the Completion of Unloading. If the crossover lines are liquid filled (cold) when measurement is taken before commencement of unloading, they shall remain full (cold) until measurement is taken following the Completion of Unloading. By use of the levels so ascertained, the appropriate tank tables and any corrections for list or trim, the volume of liquid cargo in each cargo tank both before and after unloading shall be calculated. The total volume unloaded shall be the difference between the sum of the cargo tanks’ liquid volumes calculated before and the sum of the cargo tanks’ liquid volumes after unloading and rounded to the nearest Cubic Meter.

(c)	If both the main and auxiliary liquid level gauging devices fail to operate correctly, the Parties shall agree on another appropriate method of determining the total volume unloaded.

(d)	The level measurements of all devices in each LNG tank shall be logged or printed.

3.2	Temperatures

(a)
The average temperature of the liquid cargo in each LNG Tanker’s cargo tank shall be determined at the same time that the liquid level measurements are taken by means of the temperature measuring instruments which are fully immersed in the liquid. The average of the readings of all the primary instruments immersed in the liquid is calculated and rounded to the nearest zero decimal zero one (0.01°C). The temperature of the vapour shall be calculated by averaging the readings of the primary instruments fully surrounded by vapour, and the result rounded to the nearest zero decimal zero one 0.01°C.

(b)
Should the measurements referred to above become impossible to perform due to a failure of gauging devices, alternative gauging procedures shall be determined by mutual agreement between Buyer and Seller in consultation with the independent surveyor agreed to by the Parties.

(c)	The temperature measurements of all devices in each LNG tank shall be logged or printed.

3.3	List and Trim

(a)	The list (heel) and trim of the LNG Vessel shall be measured at the same time that the liquid levels are measured.

(b)	The measurement of list shall be conducted to the nearest zero decimal zero one (0.01) degree. The measurement of trim shall be conducted to the nearest zero decimal zero one (0.01) degree.

(c)	The determination of the list and the trim of the LNG Vessel shall be made by taking one (1) reading of the list and the trim gauging devices.

(d)	The list and heel measurement of all devices shall be logged or printed.

3.4	Tank Pressure

(a)
The pressures of the LNG tanks shall be equalised before measurement. The pressure of each LNG tank and the atmospheric pressure shall be measured at the same time that the liquid levels are measured. If any gauge is more than 1% different from the average of the other gauges then the reading from that gauge shall be discarded. The pressures shall be averaged and rounded to the nearest millibar.

(b)	The pressure measurement of all devices in each LNG tank and atmospheric shall be logged or printed.

4.	Determination of compositions

4.1
If average sampling is used, then representative samples shall be obtained continuously and at an even flow proportional rate during the period of stable unloading in accordance with ISO8943 using a sampler of a design proven in service and customarily in use in the LNG industry, and operated in accordance with generally accepted standards in the LNG industry. The composition shall be determined in accordance with ISO 6974 by gas chromatography to six (6) decimal places or to the accuracy of the equipment if lower. The chromatographs used shall be tested and validated in accordance with ISO10723. Either continuous on-line gas chromatography or off-line gas chromatography analysis of retained samples shall be used for custody transfer purposes in accordance with the customary practices and procedures at Buyer’s Facilities.

4.2
If online gas chromatography is used then representative samples of LNG being loaded (for FOB transactions) or unloaded (for DES transactions) (as applicable) shall be taken from a sample point located on the unloading line by the Independent Surveyor at approximately twenty-five (25) percent, fifty (50) percent and seventy-five (75) percent through the unload (for DES transactions) (as applicable). These samples shall be retained by the Party B for a minimum of thirty (30) Days.

4.3
If off-line gas chromatography of an averaged sample is used then three sample cylinders shall be taken by Party B from the average sampling system at the end of unloading/loading. One cylinder shall be used for analysis, one cylinder for backup and one cylinder retained for thirty (30) days. Party A may cause to have obtained one additional sample cylinder for its own analysis if it so requires and return this cylinder to the counterparty within sixty (60) days after the unloading is completed. In case of any dispute as to the accuracy of any analysis, the remaining sample cylinders shall be further retained until the Parties agree that such cylinders are no longer necessary to be retained.

4.4
If off-line gas chromatography of multiple samples is used then Party B shall take a sample cylinder at regular intervals, no longer than two (2) hours apart and starting once full discharge rate is achieved or one (1) hour after unloading starts if earlier. Party A may cause additional sample cylinders to be taken at its own cost. Each cylinder shall be analysed and the average composition determined.

4.5
In the event of a Dispute, device inaccuracy or device failure, either Party may request that the samples be analysed at their own cost. The results of such analysis may be used as evidence for the purposes of any related Dispute resolution process.

4.6
The arithmetic average of each analysis shall determine the molar composition of the LNG. If the sum of the arithmetic averages of each component is less than 100%, then the Methane shall be adjusted such that the sum equals 100%. The gas chromatograph used for custody transfer shall be calibrated by Party B (witnessed by the independent surveyor and/or Party A or its representative) prior to the start of bulk unloading using a standard gas supplied by a reliable and reputable manufacturer with known accuracy and traceability. The quality of the standard gas shall be in accordance with ISO 6142-2001 or GPA 2198 or otherwise in accordance with practises and procedures customarily in use in the LNG industry. The composition of the standard gas shall be similar to the LNG being transferred.

4.7
The gas chromatograph shall be validated at least [once] per year in accordance with the latest version of ISO 6974 (part 1) for an off-line gas chromatograph and ISO 10723 for an on-line gas chromatograph current at the time of validation, or otherwise in accordance with practises and procedures customarily in use in the LNG industry.

4.8
If the online sampling method fails to take a representative sample or the online gas chromatograph fails to analyse the vaporised gas in accordance with this Exhibit or the Parties dispute the quality determination resulting from the online analysis, Party B shall cause to have analysed its assigned offline sample in accordance with ISO 6974-5.

4.9
The vapour phase during the loading or unloading operations shall be taken into account in the energy balance. The composition of the vapour return shall be assumed to be one hundred percent (100%) Methane unless the composition is established by analysis or fact, in which case the established composition shall be used.

5.	Determination of BTU Quantity of LNG Delivered

5.1	LNG Density

(a)	The LNG density shall be calculated by use of the method Klosek MacKinley from NB S Technical Note 1030, December 1980.

(b)	The molar mass shall be taken from ISO 6976-1995, units of density shall be in kg/m3 and calculation results shall be given with 0.0001 significant figures.

5.2	Gross Heating Value

(a)	Gross Heating Value (Mass)

The Gross Heating Value (Mass) shall be calculated by use of the method ISO 6976-1995 with combustion reference conditions of fifteen degrees Celsius (15°C) and 101.325 kPa and units of MJ/kg and 0.0001 significant figures.

(b)	Gross Heating Value (Volumetric)

The Gross Heating Value (Volumetric) shall be calculated by use of the method ISO 6976-1995 with combustion reference conditions of fifteen degrees Celsius (15°C) and 101.325 kPa and in units of MJ/Sm3 to 0.0001 significant figures.

“Sm3” or “Standard Cubic Meter” means the amount of Gas which occupies a Cubic Meter at fifteen (15) Degrees Celsius and a pressure of one hundred one decimal three two five (101.325) kPa.

“Cubic Meter” or its abbreviations “CBM” or “m3” means a volume of a cube whose edges are all one (1) meter.

5.3	Energy delivered

(a)	The quantity of the energy delivered shall be calculated in accordance with the formula given in the latest version of the LNG Custody Transfer published by the GIIGNL in clause 2.1.

(b)	For the purpose of this calculation the quantity of energy is converted to MMBTU using the factor 1MMBTU = 1055.12 Mega Joules, expressed in MMBTU and, rounded to two (2) decimal places.